    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 3, 1997
                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                             FORM S-3 AND FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                   CMS ENERGY CORPORATION                                CMS ENERGY X-TRAS(SM) PASS-THROUGH TRUST I
                (Exact name of registrant as                                    (Exact name of registrant as
                 specified in its charter)                                   specified in its Trust Agreement)
                          MICHIGAN                                                        DELAWARE
              (State or other jurisdiction of                                 (State or other jurisdiction of
               incorporation or organization)                                  incorporation or organization)
                         38-2726431                                                      38-3382222
            (I.R.S. Employer Identification No.)                            (I.R.S. Employer Identification No.)
              Fairlane Plaza South, Suite 1100                                  c/o Wilmington Trust Company
                   330 Town Center Drive                                            Rodney Square North
                  Dearborn, Michigan 48126                                        1100 North Market Street
                        313-436-9200                                             Wilmington, DE 19890-0001
    (Address, including zip code, and telephone number,                                 302-651-1000
            including area code, of registrant's                    (Address, including zip code, and telephone number,
                principal executive offices)                                including area code, of registrant's
                                                                                principal executive offices)

                            ------------------------
                                 ALAN M. WRIGHT
          Senior Vice President, Chief Financial Officer and Treasurer
                        Fairlane Plaza South, Suite 1100
                             330 Town Center Drive
                            Dearborn, Michigan 48126
                                  313-436-9200
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                With copies to:

                MICHAEL D. VAN HEMERT, ESQ.                                       JOEL S. KLAPERMAN, ESQ.
                   CMS Energy Corporation                                           Shearman & Sterling
              Fairlane Plaza South, Suite 1100                                      599 Lexington Avenue
                   330 Town Center Drive                                          New York, New York 10022
                  Dearborn, Michigan 48126                                             (212) 848-4000
                       (313) 436-9200

                            ------------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective
                            ------------------------
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                               PROPOSED MAXIMUM      PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF             AMOUNT TO BE      OFFERING PRICE PER    AGGREGATE OFFERING    AMOUNT OF REGISTRATION
      SECURITIES TO BE REGISTERED            REGISTERED          SECURITY(1)             PRICE(1)                  FEE
---------------------------------------------------------------------------------------------------------------------------------
Pass-Through Certificates due 2005......    $150,000,000             100%              $150,000,000             $44,250.00
---------------------------------------------------------------------------------------------------------------------------------
   % Extendible Tenor Rate-Adjusted
  Securities due 2005(2)................    $150,000,000             N/A                   N/A                     N/A
---------------------------------------------------------------------------------------------------------------------------------
Total...................................    $150,000,000             100%              $150,000,000             $44,250.00
=================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.

(2) The     % Extendible Tenor Rate-Adjusted Securities due 2005 will be purchased by CMS Energy X-TRAS(SM) Pass-Through Trust I with the proceeds of the sale of the Pass-Through Certificates.

    The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS (Subject to Completion)
Issued December 3, 1997

                                  $150,000,000

                                CMS ENERGY LOGO

                             CMS ENERGY X-TRAS(SM*)
                              Pass-Through Trust I
              PASS-THROUGH CERTIFICATES DUE                , 2005
                            ------------------------

                Distributions payable            and

                            ------------------------

    Each Pass-Through Certificate (collectively, the "Certificates") due
           , 2005 will represent a fractional undivided beneficial interest in the CMS Energy X-TRAS(SM) Pass-Through Trust I (the "Pass-Through Trust"), a statutory business trust created under the Delaware Business Trust Act, formed pursuant to a trust agreement dated as of November 21, 1997, between CMS Energy Corporation ("CMS Energy" or the "Company") and Wilmington Trust Company, as pass-through trustee (the "Trustee") (as to be amended and restated on the date of issue of the Certificates, the "Trust Agreement"). The sole assets of the Pass-Through Trust from which holders of the Certificates ("Certificateholders") will receive any distributions on the Certificates will be $150,000,000 in
aggregate principal amount of    % Extendible Tenor Rate-Adjusted Securities due
           , 2005 (collectively, "X-TRAS(SM)" or the "Notes") issued by the Company. The Trustee will issue the Certificates to the Underwriter at a price equal to the initial public offering price specified below and will use the proceeds thereof, together with amounts payable to it under a certain ISDA Master Agreement (as defined), to purchase the Notes from the Company at the par value thereof. The ability of the Pass-Through Trust to make distributions under the Certificates will depend on whether the Company meets its obligations on the Notes. Interest paid on the Notes will be passed through to the
Certificateholders on            and            of each year, commencing
           , 1998, at    % per annum and continuing until            , 2005, the
date on which the principal amount of the Notes will be distributed (the "Final Distribution Date"). The Notes are redeemable at the option of the Company, in whole or in part, at any time or from time to time, on not less than 30 days' prior notice, at the redemption prices determined as described herein, together with accrued interest to the date fixed for redemption. The Trustee will distribute amounts received with respect to the Notes pursuant to any such redemption to the Certificateholders on a Special Distribution Date (as defined).
                            ------------------------
 THESE CERTIFICATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                                                      FINAL         PRINCIPAL   INTEREST         PRICE TO
         PASS-THROUGH CERTIFICATES              DISTRIBUTION DATE    AMOUNT       RATE         PUBLIC(1)(2)
         -------------------------              -----------------   ---------   --------       ------------
CMS X-TRAS(SM) Pass-Through Trust I.........               , 2005    $                %               %

------------
    (1) Plus accrued interest, if any, from           , 199 .
    (2) The underwriting commission aggregates $                , which
        constitutes    % of the principal amount of the Certificates. The
        underwriting commission and certain other expenses relating to the
        offering estimated at $      will be paid by the Company, which will
        receive proceeds from the sale of the Notes to the Trust equal to the par value thereof. The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
                            ------------------------

    The Certificates are offered, subject to prior sale, when, as and if accepted by the Underwriter and subject to approval of certain legal matters by Shearman & Sterling and Reid & Priest LLP, both of which are acting as counsel for the Underwriter. It is expected that delivery of the Certificates in
book-entry form will be made on or about            , 199 through the book-entry
facilities of The Depository Trust Company ("DTC"), against payment therefor in immediately available funds.
                            ------------------------

                           MORGAN STANLEY DEAN WITTER

           , 199
------------
* "X-TRAS(SM)" is a servicemark of Morgan Stanley, Dean Witter, Discover & Co.

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS (THIS "PROSPECTUS") AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE CERTIFICATES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSONS TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE HEREUNDER DOES NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE ON WHICH SUCH INFORMATION IS GIVEN.

                           -------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Incorporation of Certain Documents by Reference.............    3
Prospectus Summary..........................................    4
The Company.................................................   10
Selected Consolidated Financial Data........................   11
Ratio of Earnings to Fixed Charges..........................   12
Use of Proceeds.............................................   12
Capitalization..............................................   13
Formation of the Pass-Through Trust.........................   14
Description of Certificates.................................   14
Description of the Trust Agreement..........................   21
Description of Notes........................................   24
Certain Federal Income Tax Considerations...................   38
State and Local Tax Considerations..........................   42
ERISA Considerations........................................   43
Underwriter.................................................   45
Transfer Restrictions.......................................   46
Legal Matters...............................................   46
Experts.....................................................   47
Available Information.......................................   47

                           -------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CERTIFICATES. SPECIFICALLY, THE UNDERWRITER MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE THE CERTIFICATES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITER."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the "Commission") by the Company (File No. 001-9513) are incorporated by reference in this Prospectus:

          (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

          (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1997; and

          (c) the Company's Current Reports on Form 8-K dated March 7, April 24, May 1, June 5, June 11, July 1 and August 21, 1997.

     All documents and reports filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date of this Prospectus and prior to the termination of the offering of the Certificates shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than certain exhibits to such Documents. Requests should be directed to CMS Energy at its principal executive offices located at Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126, Attention: Office of the Secretary, telephone: (313) 436-9200.

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent any statement contained herein or in any subsequently filed document, which is also deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

     Certain information contained in this Prospectus summarizes, is based upon or refers to information and financial statements contained in one or more Incorporated Documents; accordingly, such information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.

                               PROSPECTUS SUMMARY

     The following summary does not purport to be complete and is qualified in its entirety by reference to the detailed information appearing elsewhere herein, including under the headings "Description of Certificates," "Description of the Trust Agreement" and "Description of Notes." Certain capitalized terms used herein are defined elsewhere in this Prospectus.

PASS-THROUGH TRUST............   CMS Energy X-TRAS(SM) Pass-Through Trust I (the
                                 "Pass-Through Trust") is a statutory business trust formed under the Delaware Business Trust
                                 Act pursuant to (i) a trust agreement dated as of November 21, 1997, between the Company and Wilmington Trust Company, as pass-through trustee (as to be amended and restated on the date of issue of the Certificates, the "Trust
                                 Agreement") and (ii) the filing of a
                                 certificate of trust with the Secretary of State of the State of Delaware on November 21,
                                 1997.

CERTIFICATES..................    $150,000,000 in aggregate principal amount of
                                  Pass-Through Certificates due           , 2005
                                  (the "Certificates") will be issued by the Pass-Through Trust pursuant to the Trust
                                  Agreement. The Certificates will represent fractional undivided beneficial interests in the Pass-Through Trust.

PASS-THROUGH TRUST ASSETS.....   The sole assets of the Pass-Through Trust from
                                 which holders of the Certificates (the
                                 "Certificateholders") will receive any
                                 distributions on the Certificates will be
                                 $150,000,000 in aggregate principal amount of
                                    % Extendible Tenor Rate-Adjusted Securities
                                 due           , 2005 ("X-TRAS(SM)" or the
                                 "Notes") issued by the Company. The Notes will be issued under an Indenture (the "Indenture") dated as of September 15, 1992, as supplemented by a Sixth Supplemental Indenture (the
                                 "Supplemental Indenture") dated as of
                                           , 199 , between the Company and NBD
                                 Bank, as trustee (the "Indenture Trustee"). The
                                 Indenture and the Supplemental Indenture are hereinafter referred to collectively as the "Senior Debt Indenture."

                                 The Pass-Through Trust will acquire the Notes, which will bear interest at the rate per annum set forth on the cover page of this Prospectus
                                 and will mature on           , 2005 (the "Final
                                 Distribution Date") unless extended as
                                 described below. In addition, the Pass-Through Trust will be party to an ISDA master agreement (the "ISDA Master Agreement") with Morgan Stanley Capital Services Inc. ("MSCS"), a wholly owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co. Under the ISDA Master Agreement, an amount is payable by MSCS to the Pass-Through Trust on the date of issue of the Certificates. Such amount will not be assigned for the benefit of the Certificateholders, and will be used by the Pass-Through Trust, together with the proceeds of the offering of the Certificates, to purchase the Notes at par value from the Company. The amount payable, if any, by the Pass-Through Trust to MSCS pursuant to the ISDA Master Agreement (the "ISDA Amount") will be payable either (i) by the Company pursuant to the Senior Debt Indenture or (ii) in the event of a remarketing, with the proceeds of the remarketing. Accordingly, Certificateholders will obtain no benefit from, and will be exposed to no risk as a result of, interest rate changes which may give rise to payment by the Company of the ISDA Amount under the Senior Debt Indenture, and in turn, the payment thereof by the Trustee to MSCS pursuant to the ISDA Master Agreement.

REGULAR DISTRIBUTION DATES....              , 1998, and thereafter each      and
                                       .

SPECIAL DISTRIBUTION DATE.....    Any Business Day.

RECORD DATE...................    The first day, whether or not a Business Day,
                                  of each      and      , except that no Record
                                  Date shall be applicable to distributions to be made on the Final Distribution Date.

DISTRIBUTIONS.................    All payments of principal of, Applicable
                                  Premium, if any, and interest on the Notes received by the Trustee will be distributed by the Trustee to Certificateholders on the date such receipt is confirmed by the Trustee, except in certain cases where the Notes are in default, when the Notes are redeemed in part or when there is a Change in Control (as defined) or an Excess Proceeds Offer (as defined). Payments of interest on the Notes are scheduled to be received by the Trustee on the Regular Distribution Dates and will be distributed to the Certificateholders on the corresponding Regular Distribution Date.
                                  Payments of principal of, Applicable Premium and interest on the Notes resulting from optional redemption, if any, of all of the Notes and payments received by the Trustee following an Event of Default will be distributed on a Special Distribution Date after not less than 20 days' notice from the Trustee to the Certificateholders. For a discussion of distributions upon an Event of Default, a redemption in part or a Change in Control or Excess Proceeds Offer, see
                                  "Description of Certificates -- Events of
                                  Default," "Description of Notes -- Optional
                                  Redemption at a Premium" and "-- Purchase of Certificates upon Change in Control or Excess
                                  Proceeds Offer."

OPTIONAL REDEMPTION OF THE
NOTES AT A PREMIUM............    The Notes are redeemable at any time, at the
                                  option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice by the Company, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, interest, if any, thereon to the redemption date, and the Applicable Premium if such redemption occurs on or prior to the 91st day prior to the Final
                                  Distribution Date (the "Premium Termination
                                  Date") plus the ISDA Amount. All payments of principal of, Applicable Premium and interest on the Notes paid by the Company to the Pass-Through Trust with respect to a redemption in whole will be distributed to the Certificateholders on a Special Distribution
                                  Date, which shall be the redemption date of such Notes. The ISDA Amount will be distributed to MSCS. If less than all of the Notes are to be redeemed, the Trustee shall select, in such manner as it shall deem appropriate and fair, the particular
                                  Certificates or portions thereof representing beneficial ownership of the Notes to be redeemed. Certificates representing beneficial ownership of the Notes selected for partial redemption will be required to be presented to the Trustee for cancellation. Upon such presentation, all payments of principal of, Applicable Premium and interest on the Notes paid by the Company to the Pass-Through Trust will be distributed to the holders of such Certificates. The ISDA
                                  Amount will be distributed to MSCS. See
                                  "Description of Notes -- Optional Redemption at a Premium."

FINAL DISTRIBUTION DATE.......                 , 2005.

FINAL DISTRIBUTION............   The final distribution (the "Final
                                 Distribution") on the Certificates,
                                 representing an amount equal to the principal
                                 of and interest on the Notes, assuming the
                                 Notes had been held until the Final
                                 Distribution Date, is expected to be made on
                                 the Final Distribution Date. If the Yield (as
                                 defined) on the date which is 90 days prior to
                                 the Final Distribution Date (the "Exercise
                                 Date") is equal to or greater than the
                                 reference U.S. Treasury Note yield of   % used
                                 to determine the interest rate per annum borne by the Notes as set forth on the cover page of this Prospectus, the Notes will mature on the Final Distribution Date. If the Yield on the
                                 Exercise Date is less than such reference U.S.
                                 Treasury Note yield, the maturity of the Notes will be extended and, prior to the Final
                                 Distribution Date, one of the following will occur: (a) the interest rate borne by the Notes will be reset and the Notes will be remarketed so as to yield net proceeds in cash at least equal to the principal amount of the Notes plus the ISDA Amount (the "Remarketing Proceeds") which, together with the amount payable by the Company representing interest on the Notes through the Final Distribution Date, will be sufficient to enable the Trustee to make the Final Distribution on the Certificates, (b) the
                                 Company will exercise its option to redeem the Notes on the Final Distribution Date at a purchase price equal to the principal amount of and interest on the Notes plus the ISDA Amount or (c) the Pass-Through Trust will exercise its Put Option (as defined) and require the Company to purchase the Notes on the Final Distribution
                                 Date at a purchase price equal to the principal amount of and interest on the Notes. In any case, the principal of and interest on the Notes will be distributed by the Pass-Through
                                 Trust to the Certificateholders on the Final
                                 Distribution Date. The ISDA Amount will be distributed to MSCS. See "Description of Certificates -- Final Distribution."

                                 "Yield" shall mean the yield-to-maturity on the then current 7-year U.S. Treasury Note as determined by linear interpolation of the 5-year and 10-year then current offered-side yields for the on-the-run most recently issued U.S. Treasury Notes, as published on Telerate page 500 as of approximately 12:30 p.m., New York City time, on the Exercise Date. If Telerate 500 is unavailable, "Yield" shall be the arithmetic mean of offered-side yields for the then current 7-year U.S. Treasury Note as determined by linear interpolation of the 5-year and 10-year then current offered-side yields for the on-the-run most recently issued U.S. Treasury Notes, without regards to highest and lowest yields, quoted as of approximately 12:30 p.m., New York City time, on the Exercise Date by five primary dealers in U.S. Treasury Notes selected by MSCS.

FINAL DISTRIBUTION UPON A
SUCCESSFUL REMARKETING........   If the maturity of the Notes is extended,
                                 unless the Company exercises its option to redeem the Notes (which option the

                                 Company shall be entitled to exercise at any time subsequent to the delivery of the Extension Notice (as defined) and prior to the Remarketing Deadline (as defined)), the interest rate borne by the Notes will be reset in order that the Notes may be remarketed so as to yield net proceeds in cash at least equal to the Remarketing Proceeds which, together with the amount payable by the Company representing interest on the Notes through the Final Distribution Date, will be sufficient to enable the Trustee to make the Final Distribution to the Certificateholders. The Pass-Through Trust will distribute to the Certificateholders the principal of and interest on the Notes. The ISDA Amount will be distributed to MSCS.

FINAL DISTRIBUTION UPON
OPTIONAL REDEMPTION OF THE
   NOTES WITHOUT PREMIUM......   If the maturity of the Notes is extended, the
                                 Company may, in lieu of permitting the Notes to be remarketed, exercise its option to redeem all of the Notes on the Final Distribution Date at a purchase price equal to the principal amount of and interest on the Notes plus the ISDA Amount, but without the Applicable
                                 Premium. The Pass-Through Trust will distribute to the Certificate-holders the principal of and interest on the Notes. The ISDA Amount will be distributed to MSCS.

FINAL DISTRIBUTION UPON
EXERCISE BY THE TRUSTEE OF PUT
   OPTION.....................   If the maturity of the Notes is extended and
                                 for any reason the Trustee does not receive an amount in cash equal to the principal amount of and interest on the Notes by 15 days prior to the Final Distribution Date or such earlier date as may be mutually agreed upon by the Company and the Trustee (the "Remarketing
                                 Deadline"), the Pass-Through Trust will be deemed to have exercised its option to require the Company to repurchase (the "Put Option"), on the Final Distribution Date, all of the outstanding Notes at a purchase price equal to the principal amount of and interest on the Notes. The Pass-Through Trust will distribute to the Certificateholders the principal of and interest on the Notes.

REPURCHASE UPON CHANGE IN
CONTROL OR EXCESS PROCEEDS
   OFFER......................   In the event of any Change in Control (as
                                 defined) of the Company, each Certificateholder will have the right to direct the Trustee to require the Company to repurchase all or any part of the Notes beneficially owned by such Certificateholder at a repurchase price equal to 101% of the principal amount of and interest on such Notes plus the ISDA Amount. In the event that the Company has Excess Proceeds (as defined) from an Asset Sale (as defined), each Certificateholder will have the right to direct the Trustee to require the Company to repurchase on a pro rata basis an aggregate principal amount of Notes beneficially owned by such Certificateholder on the relevant purchase date equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of and interest on such Notes plus the ISDA Amount. The percentage of principal of and interest on such Notes will be distributed by the Pass-Through Trust to the Certificateholders who directed the Trustee to require the Company to repurchase Notes beneficially owned by such Certificateholders.
                                 The ISDA

                                 Amount will be distributed to MSCS. See
                                 "Description of Certificates -- Purchase of
                                 Certificates upon Change in Control or Excess Proceeds Offer."

TRANSFER RESTRICTIONS.........   The Certificates are subject to transfer
                                 restrictions pursuant to Rule 3a-7 under the Investment Company Act of 1940, as amended. See
                                 "Transfer Restrictions."

BOOK-ENTRY; DELIVERY AND
FORM..........................   The Certificates will be represented by one or
                                 more permanent global Certificates in
                                 definitive, fully registered form deposited with the Trustee as custodian for, and registered in the name of, a nominee of The
                                 Depository Trust Company ("DTC"). The
                                 Certificates will be sold in minimum
                                 denominations of $250,000. See "Description of Certificates -- Book-Entry; Delivery and Form" and "Transfer Restrictions."

USE OF PROCEEDS...............   The proceeds of the offering of the
                                 Certificates, together with the amount payable by MSCS to the Pass-Through Trust, will be used by the Pass-Through Trust to purchase the Notes at par value from the Company. The net proceeds to the Company from the sale of the Notes to the Pass-Through Trust will be used for the Company's general corporate purposes, including capital expenditures, investments in subsidiaries including funding of acquisitions of energy-related assets or businesses, working capital and repayment of debt.

CERTAIN COVENANTS OF THE
COMPANY.......................   The Senior Debt Indenture will contain certain
                                 covenants which, among other things, restrict the ability of the Company and its Restricted
                                 Subsidiaries (as defined) to: incur or
                                 guarantee additional indebtedness; make
                                 restricted payments; create liens; sell assets and consolidate, merge or sell all or substantially all of their assets. See
                                 "Description of Notes -- Certain Covenants."

TRUSTEE.......................   Wilmington Trust Company will act as Trustee,
                                 paying agent and registrar for the
                                 Certificates.

INDENTURE TRUSTEE.............   NBD Bank will act as Indenture Trustee.

CERTAIN FEDERAL INCOME TAX
   CONSIDERATIONS.............   The Pass-Through Trust will be classified as a
                                 grantor trust and not as an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes. For U.S. federal income tax purposes, while the characterization of the transaction is not without doubt, Federal Tax Counsel (as defined) believes that the Certificates represent ownership of a debt instrument issued by the Company through the Pass-Through Trust.
                                 The debt instrument will have an absolute maturity corresponding to the Final
                                 Distribution Date, but will otherwise have the characteristics of the Notes, including the principal amount of and interest rate payable on the Notes. Each Certificateholder will be required to report on its federal income tax return its pro rata share of the income from the debt instrument, including interest income at the interest rate on the debt instrument in accordance with its method of accounting. The debt instrument may be issued with original issue discount. See "Certain Federal Income Tax
                                 Considerations."

ERISA CONSIDERATIONS..........   Each purchaser of Certificates will, by its
                                 purchase, be deemed to have directed the Trustee to purchase the Notes and to have approved all of the documents relating to the Notes, and to have represented and warranted that either (A) no part of the assets to be used by it to purchase and hold such Certificates constitutes the assets of any (i) employee benefit plan (as defined in Section
                                 3(3) of the Employee Retirement Income Security
                                 Act of 1974, as amended ("ERISA")) subject to Title I of ERISA, (ii) plan described in
                                 Section 4975(e)(1) of the U.S. Internal Revenue
                                 Code of 1986, as amended (the "Code") that is subject to Section 4975 of the Code or (iii) entity whose underlying assets include "plan assets" under Department of Labor Regulation 29
                                 C.F.R. Section 2510.3-101 (collectively,
                                 "Plans") or (B) one or more prohibited
                                 transaction statutory or administrative
                                 exemptions applies such that the use of such Plan assets to purchase and hold such Certificates will not constitute a non-exempt prohibited transaction under ERISA or the Code.
                                 Any Plan fiduciary that proposes to cause a Plan to purchase Certificates should consult with its legal advisors with respect to the potential applicability of ERISA and the Code to such investment and the potential consequences of such investment with respect to its specific circumstances. See "ERISA
                                 Considerations" and "Transfer Restrictions."

                                  THE COMPANY

     The Company, incorporated in 1987, is the parent holding company of Consumers Energy Company ("Consumers") and CMS Enterprises Company ("Enterprises"). Consumers, a combination electric and gas utility company serving in all 68 counties of Michigan's Lower Peninsula, is the largest subsidiary of the Company. Consumers' customer base includes a mix of residential, commercial and diversified industrial customers, the largest segment of which is the automotive industry. Enterprises is engaged in several domestic and international energy-related businesses including: (i) oil and gas exploration and production; (ii) acquisition, development and operation of independent power production facilities; (iii) energy marketing, risk management and energy management to large utility, commercial and industrial customers;
(iv) transmission, storage and processing of natural gas; and (v) international energy distribution.

     The Company conducts its principal operations through the following seven business segments: (i) electric utility operations; (ii) gas utility operations;
(iii) oil and gas exploration and production operations; (iv) independent power production; (v) energy marketing, services and trading; (vi) natural gas storage, transmission and processing; and (vii) international energy distribution. Consumers or Consumers' subsidiaries are engaged in two segments: electric operations and gas operations. Consumers' electric and gas businesses are principally regulated utility operations.

     The Company and its subsidiaries routinely evaluate, invest in, acquire and divest energy-related assets and/or companies both domestically and internationally. Consideration for such transactions may involve the delivery of cash or securities.

     The Company's 1996 consolidated operating revenue was $4,333 million. This consolidated operating revenue was derived from its electric utility operations (approximately 57% or $2,446 million), its gas utility operations (approximately 30% or $1,282 million), gas transmission, storage and marketing (approximately 7% or $320 million), oil and gas exploration and production activities (approximately 3% or $130 million) and independent power production and other non-utility activities (approximately 3% or $155 million). Consumers' consolidated operations in the electric and gas utility businesses account for the majority of the Company's total assets, revenue and income. The unconsolidated share of non-utility electric generation and distribution and gas transmission and storage revenue for 1996 was $557 million.

     Consumers is a public utility serving gas or electricity to almost six million of Michigan's nine and one-half million residents in all of the 68 counties in Michigan's Lower Peninsula. Consumers' service area includes automotive, metal, chemical, food and wood products industries and a diversified group of other industries. Consumers' 1996 consolidated operating revenue of $3,770 million was derived approximately 65% ($2,446 million) from its electric utility business, approximately 34% ($1,282 million) from its gas utility business and approximately 1% ($42 million) from its non-utility business. Consumers' rates and certain other aspects of its business are subject to the jurisdiction of the Michigan Public Service Commission and the Federal Energy Regulatory Commission.

     The foregoing information concerning the Company and its subsidiaries does not purport to be comprehensive. For additional information concerning the Company and its subsidiaries' business and affairs, including their capital requirements and external financing plans, pending legal and regulatory proceedings and descriptions of certain laws and regulations to which those companies are subject, prospective purchasers should refer to the Incorporated Documents.

RECENT DEVELOPMENTS

     On November 7, 1997, the Company issued $300 million principal amount of 7 3/8% Senior Unsecured Notes due 2000 and used the net proceeds to repay $269 million of the outstanding balance under the Company's revolving credit facility, used $24 million to repay one of the Company's line of credit, and used the remaining amount for general corporate purposes. On November 20, 1997, the Company issued 4.142 million shares of CMS Energy common stock, par value $.01 per share ("CMS Energy Common Stock") and used the proceeds for general corporate purposes, including the repayment of long-term debt.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following is a summary of certain financial information of the Company and its consolidated subsidiaries and is qualified in its entirety by, and should be read in conjunction with, the Company's consolidated financial statements and notes thereto included in the Incorporated Documents. See "Incorporation of Certain Documents by Reference."

                                                                                         NINE
                                                                                     MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                                   -----------------------           -------------
                                                    1994     1995     1996           1996     1997
                                                    ----     ----     ----           ----     ----
                                                                                      (UNAUDITED)
                                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Operating Revenue................................  $3,614   $3,890   $4,333         $3,150   $3,394
Pretax operating income..........................     503      603      677            547      565
Operating expenses...............................   3,111    3,287    3,656          2,603    2,829
Income taxes.....................................      92      118      139            116      107
Net income.......................................  $  179   $  204   $  240         $  196   $  204
Earnings per average common share -- CMS Energy
  Common Stock...................................  $ 2.09   $ 2.27   $ 2.45         $ 2.02   $ 2.04
Earnings per average common share -- Class G
  Common Stock...................................      --      .38     1.82           1.38     1.13
BALANCE SHEET DATA:
Cash and cash equivalents........................  $   79   $   56   $   56         $   55   $  134
Net plant and property...........................   4,814    5,074    5,280          5,177    5,415
Total assets.....................................   7,378    8,143    8,615          8,291    9,500
Long-term debt, excluding current maturities.....   2,709    2,906    2,842          2,996    3,060
Notes payable....................................     339      341      333            341      394
Other liabilities................................  $2,867   $3,071   $3,282         $2,879   $3,581
Company-obligated mandatorily redeemable Trust
  Preferred Securities of Consumers Power Company
  Financing I(1).................................      --       --      100            100      100
Company-obligated mandatorily redeemable Trust
  Preferred Securities of Consumers Energy
  Company Financing II(1)........................      --       --       --             --      120
Company-obligated convertible Trust Preferred
  Securities of CMS Energy Trust I(2)............      --       --       --             --      173
Preferred stock of subsidiary....................     356      356      356            356      238
Common stockholders' equity......................  $1,107   $1,469   $1,702         $1,619   $1,834

-------------------------
(1) The primary asset of Consumers Power Company Financing I is $103 million principal amount of 8.36% subordinated deferrable interest notes due 2015 from Consumers. The primary asset of Consumers Energy Company Financing II is $124 million principal amount of 8.20% subordinated deferrable interest notes due 2027 from Consumers.

(2) The primary asset of CMS Energy Trust I is $178 million principal amount of 7.75% convertible subordinated debentures due 2027 from CMS Energy.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratios of earnings to fixed charges for the nine months ended September 30, 1997 and for each of the years ended December 31, 1992 through 1996 are as follows:

                                                    YEAR ENDED DECEMBER 31,            NINE MONTHS
                                              -----------------------------------         ENDED
                                              1992(1)   1993   1994   1995   1996   SEPTEMBER 30, 1997
                                              -------   ----   ----   ----   ----   ------------------
Ratio of earnings to fixed charges..........     --     1.88   2.07   1.94   2.01          2.01

-------------------------
(1) For the year ended December 31, 1992, fixed charges exceeded earnings by $441 million. Earnings as defined include a $520 million pretax loss on the settlement of MCV power purchases, $(15) million for potential customer refunds and other reserves related to 1992 but recorded in 1991, and $6 million relating to CMS Generation Co.'s reduction in its investment in The Oxford Energy Company. The ratio of earnings to fixed charges would have been 1.33 excluding these amounts.

     For the purpose of computing such ratio, earnings represent net income before income taxes, net interest charges and estimated interest portion of lease rentals.

                                USE OF PROCEEDS

     The proceeds of the offering of the Certificates, together with the amount payable by MSCS to the Pass-Through Trust, will be used by the Pass-Through Trust to purchase the Notes at par value from the Company.

     The net proceeds to the Company from the sale of the Notes to the Pass-Through Trust will be used for the Company's general corporate purposes, including capital expenditures, investments in subsidiaries including funding of acquisitions of energy-related assets or businesses, working capital and repayment of debt.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of the Company at September 30, 1997, and as adjusted to reflect the sale of the Notes to the Pass-Through Trust, the application of the estimated net proceeds from such sale and other adjustments described below. See "Use of Proceeds." The table is qualified in its entirety by, and should be read in conjunction with, the Company's consolidated financial statements and notes thereto included in the Incorporated Documents. See "Incorporation of Certain Documents by Reference."

                                                              AT SEPTEMBER 30, 1997
                                                              ----------------------
                                                              ACTUAL    AS ADJUSTED
                                                              ------    -----------
                                                                  (IN MILLIONS)
                                                                   (UNAUDITED)
Non-current portion of capital leases.......................   $   82      $   82
Long-Term Debt:
  Other long-term debt (excluding current
     maturities)(1)(2)......................................    3,060       2,915
     % Extendible Tenor Rate-Adjusted Securities due
     2005(3)................................................       --         150
                                                               ------      ------
     Total long-term debt...................................    3,060       3,065
                                                               ------      ------
Company-obligated mandatorily redeemable Trust Preferred
  Securities of Consumers Power Company Financing I(4)......      100         100
Company-obligated mandatory redeemable Trust Preferred
  Securities of Consumers Energy Company Financing II(4)....      120         120
Company-obligated convertible Trust Preferred Securities of
  CMS Energy
  Trust I (4)...............................................      173         173
Total stockholders' equity:
  Preferred stock of subsidiary.............................      238         238
  Common stockholders' equity(2)............................    1,834       1,986
                                                               ------      ------
     Total stockholders' equity.............................    2,072       2,224
                                                               ------      ------
     Total capitalization...................................   $5,607      $5,764
                                                               ======      ======

-------------------------
(1) Adjusted to reflect the issuance on November 7, 1997 of $300 million principal amount of 7 3/8% Senior Unsecured Notes due 2000 and the concurrent repayment of $269 million of the outstanding balance under the Company's revolving credit facility and repayment of $24 million under one of the Company's lines of credit, with the proceeds from the issuance of such senior unsecured notes.

(2) Adjusted to reflect net proceeds of $152 million from the issuance of 4.142 million shares of CMS Energy Common Stock on November 20, 1997 which were used for general corporate purposes, including the repayment of long-term debt.

(3) Adjusted to reflect the issuance of $150 million principal amount of       %
    Extendible Tenor Rate-Adjusted Securities due 2005.

(4) The primary asset of Consumers Power Company Financing I is approximately $103 million principal amount of 8.36% subordinated deferrable interest notes due 2015 from Consumers Energy Company. The primary asset of Consumers Energy Company Financing II is approximately $124 million principal amount of 8.20% subordinated deferrable interest notes due 2027 from Consumers Energy Company. The primary asset of CMS Energy Trust I is approximately $178 million principal amount of 7.75% convertible subordinated debentures due 2027 from CMS Energy.

                      FORMATION OF THE PASS-THROUGH TRUST

     The Pass-Through Trust is a statutory business trust formed under the Delaware Business Trust Act pursuant to (i) a trust agreement dated as of November 21, 1997 as to be amended and restated on the date of issue of the Certificates, between the Company and Wilmington Trust Company, as Trustee and
(ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on November 21, 1997. Pursuant to the Trust Agreement, the Pass-Through Trust will issue and sell the Certificates to the Underwriter and enter into the ISDA Master Agreement with MSCS, a wholly owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co. The proceeds from the sale of the Certificates and the amount payable by MSCS pursuant to the ISDA Master Agreement will be used by the Pass-Through Trust to purchase the Notes at par value from the Company. The Notes will be the sole assets of the Pass-Through Trust from which Certificateholders will be entitled to receive any distributions on the Certificates. Under the ISDA Master Agreement, an amount is payable by MSCS to the Pass-Through Trust on the date of issue of the Certificates. Such amount will not be assigned for the benefit of the Certificateholders. The ISDA Amount, if any, will be payable by the Pass-Through Trust to MSCS pursuant to the ISDA Master Agreement either (i) by the Company pursuant to the Senior Debt Indenture or (ii) in the event of a remarketing, with the proceeds of the remarketing. Accordingly, Certificateholders will obtain no benefit from, and will be exposed to no risk as a result of, interest rate changes which may give rise to payment by the Company of the ISDA Amount under the Senior Debt Indenture and in turn, the payment thereof by the Trustee to MSCS pursuant to the ISDA Master Agreement.

                          DESCRIPTION OF CERTIFICATES

     The Certificates will be issued under the Trust Agreement. The following summaries of certain provisions of the Trust Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Certificates and the Trust Agreement, including the definition therein of certain terms. Wherever particular defined terms of the Certificates and the Trust Agreement are referred to, such defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. Copies of the Trust Agreement are available from the Trustee upon request.

GENERAL

     The Certificates will represent fractional undivided beneficial interests in the Pass-Through Trust. The sole assets (the "Trust Assets") of the Pass-Through Trust from which Certificateholders will receive any distributions on the Certificates will be $150,000,000 in aggregate principal amount of the Notes issued by the Company, including the interest and Applicable Premium, if any, thereon, but not any ISDA Amount payable in respect of the ISDA Master Agreement. The Pass-Through Trust will acquire the Notes, which will bear interest at the rate per annum set forth on the cover page of this Prospectus and will mature on the Final Distribution Date unless extended as described below. Certificateholders will be entitled to receive distributions equal to amounts paid by the Company in respect of principal of, Applicable Premium, if any, and interest on the Notes.

COLLECTIONS AND DISTRIBUTIONS

     The Trust Agreement will require the Trustee to establish and maintain a segregated account (the "Certificate Account") held in trust for the benefit of the Certificateholders. The Trustee shall cause to be deposited in the Certificate Account on the date of receipt thereof all amounts received with respect to the Notes other than any ISDA Amount payable in respect of the ISDA Master Agreement.

     Payments of principal of, Applicable Premium, if any, and interest on the Notes held in the Pass-Through Trust will be distributed by the Trustee to Certificateholders on each Regular Distribution Date and each Special Distribution Date as described in the following three paragraphs, except in certain cases when the Notes are in default, when the Notes are redeemed in part or when there is a Change in Control or an Excess Proceeds Offer. See "Description of the Trust Agreement -- Events of Default," "Description of Notes
--

Optional Redemption at a Premium" and "-- Purchase of Certificates upon Change in Control or Excess Proceeds Offer." Interest paid on the Notes will be passed
through to the Certificateholders on           and           of each year,
commencing on           , 1998, until the Final Distribution Date for the Pass-
Through Trust (each, a "Regular Distribution Date"). Payment of principal on the Notes is scheduled to be received by the Trustee on the Final Distribution Date (such scheduled payments of the principal amount of and interest on the Notes are herein referred to as "Scheduled Payments").

     The Trustee will distribute on each Regular Distribution Date all Scheduled Payments the receipt of which is confirmed by the Trustee on such date. Each Certificateholder will be entitled to receive a pro rata share of any distribution in respect of Scheduled Payments made on the Notes. Each such distribution in respect of Scheduled Payments will be made by the Trustee to the holders of record of the Certificates on the first day, whether or not a Business Day, of the calendar month in which such Regular Distribution Date occurs, except that no record date shall be applicable to distributions to be made on the Final Distribution Date. If a Scheduled Payment is not received by the Trustee on a Regular Distribution Date but is received within five Business Days thereafter, it will be distributed on the date so received by the Trustee to such holders of record. If it is received after such five day period, it will be treated as a Special Payment and distributed as described below.

     Payments of principal of, Applicable Premium and interest on the Notes received by the Trustee on account of an optional redemption, if any, of all of the Notes, and payments received by the Trustee following an Event of Default ("Special Payments") will be distributed on, in the case of an early redemption, the date of such early redemption, which shall be a Business Day, and otherwise 20 days after the Trustee has confirmed receipt of the funds for such Special Payment (or the next Business Day after such 20th day if such date is not a Business Day) (each, a "Special Distribution Date"). The Trustee will mail notice to the Certificateholders not less than 20 days prior to the Special Distribution Date on which any Special Payment is scheduled to be distributed by the Trustee stating such anticipated Special Distribution Date. Each distribution of a Special Payment, other than the final distribution, on a Special Distribution Date will be made by the Trustee to Certificateholders of record on the 15th day next preceding such Special Distribution Date. See "Description of Notes -- Optional Redemption at a Premium" and "Description of the Trust Agreement -- Events of Default."

     The Notes will be prepaid on a Special Distribution Date at a price equal to the principal amount of, interest on, and Applicable Premium, if such redemption occurs on or prior to the Premium Termination Date. If less than all of the Notes are to be redeemed, the Trustee shall select, in such manner as it shall deem appropriate and fair, the particular Certificates or portions thereof representing beneficial ownership of the Notes to be redeemed. Upon a redemption of less than all of the Notes, Certificates representing beneficial ownership of the Notes selected for redemption will be required to be presented to the Trustee for cancellation. Upon such presentation, all payments of principal of, Applicable Premium, if any, and interest on the Notes paid by the Company to the Pass-Through Trust will be distributed to the holders of such Certificates. The ISDA Amount will be distributed to MSCS. See "Description of Notes -- Optional Redemption at a Premium" for a description of the manner of computing the Applicable Premium, if any.

FINAL DISTRIBUTION

     The Final Distribution on the Certificates, representing an amount equal to principal of and interest on the Notes, assuming the Notes have been held until the Final Distribution Date, is expected to be made on the Final Distribution Date. If the Yield on the Exercise Date is equal to or greater than the
reference U.S. Treasury Note yield of      % used to determine the interest rate
per annum borne by the Notes as set forth on the cover page of this Prospectus, the Notes will mature on the Final Distribution Date. If the Yield on the Exercise Date is less than such reference U.S. Treasury Note yield the maturity of the Notes will be extended and, prior to the Final Distribution Date, one of the following will occur: (a) the interest rate borne by the Notes will be reset and the Notes will be remarketed so as to yield net proceeds in cash at least equal to the Remarketing Proceeds which, together with the amount payable by the Company representing interest on the Notes through the Final Distribution Date, will be sufficient to enable the Trustee to make the Final Distribution on the Certificates, (b) the Company will exercise its option to redeem the Notes on the Final

Distribution Date at a purchase price equal to the principal amount of and interest on the Notes plus the ISDA Amount or (c) the Pass-Through Trust will exercise its Put Option and require the Company to purchase the Notes on the Final Distribution Date at a purchase price equal to the principal amount of and interest on the Notes. In any case, the principal of and interest on the Notes will be distributed by the Pass-Through Trust to the Certificateholders on the Final Distribution Date. The ISDA Amount will be distributed to MSCS.

     "Yield" shall mean the yield-to-maturity on the then current 7-year U.S. Treasury Note as determined by linear interpolation of the 5-year and 10-year then current offered-side yields for the on-the-run most recently issued U.S. Treasury Notes, as published on Telerate page 500 as of approximately 12:30 p.m., New York City time, on the Exercise Date. If Telerate 500 is unavailable, "Yield" shall be the arithmetic mean of offered-side yields for the then current 7-year U.S. Treasury Note as determined by linear interpolation of the 5-year and 10-year then current offered-side yields for the on-the-run most recently issued U.S. Treasury Notes, without regards to highest and lowest yields, quoted as of approximately 12:30 p.m., New York City time, on the Exercise Date by five primary dealers in U.S. Treasury Notes selected by MSCS.

     MSCS will deliver notice of the extension of the maturity of the Notes (the "Extension Notice") to both the Trustee and the Company at their respective addresses set forth herein on or prior to the Exercise Date.

     Final Distribution upon a Successful Remarketing

     If the maturity of the Notes is extended, unless the Company exercises its option to redeem the Notes (which option the Company may exercise at any time subsequent to the delivery of the Extension Notice and prior to the Remarketing Deadline), the interest rate borne by the Notes will be reset in order that the Notes may be remarketed so as to yield net proceeds in cash equal to the Remarketing Proceeds. On the Exercise Date and once every 15 days thereafter, Morgan Stanley & Co. Incorporated (or, subsequent to the Exercise Date, such other investment banking institution as may be selected as the remarketing agent) will provide the Company with non-binding indications of the interest rate and discount or premium at which it believes it could remarket the Notes. The Company may then, on behalf of the Pass-Through Trust, either request that Morgan Stanley & Co. Incorporated remarket the Notes, select another investment banking institution to remarket the Notes or exercise the option to redeem the Notes. Regardless of whether it has been selected to act as remarketing agent, Morgan Stanley & Co. Incorporated shall at all times be permitted to offer to purchase the Notes bearing a reset interest rate specified by Morgan Stanley & Co. Incorporated for net proceeds in cash at least equal to the Remarketing Proceeds, which offer the Company and the Trustee shall be required to accept, unless (i) any other party shall have remarketed the Notes bearing an interest rate less than or equal to that specified by Morgan Stanley & Co. Incorporated and for net proceeds in cash at least equal to the Remarketing Proceeds or (ii) the Company exercises its option to redeem all of the Notes on the Final Distribution Date at a purchase price equal to the principal amount of and interest on the Notes plus the ISDA Amount. Upon completion of any remarketing, the portion of the proceeds representing principal of the Notes, together with the amount paid by the Company representing interest on the Notes through the Final Distribution Date, will be deposited with the Trustee for distribution to Certificateholders, and the portion of the proceeds representing the ISDA Amount will be distributed to MSCS.

     Final Distribution upon Optional Redemption of the Notes without Premium

     If the maturity of the Notes is extended, the Company may, in lieu of permitting the Notes to be remarketed, exercise its option to redeem all of the Notes on the Final Distribution Date at a purchase price equal to the principal amount of and interest on the Notes plus the ISDA Amount, but without the Applicable Premium. The Company may exercise this option at any time subsequent to the delivery of the Extension Notice and prior to the Remarketing Deadline. The principal of and interest on the Notes paid by the Company to the Pass-Through Trust will be distributed to the Certificateholders on the Final Distribution Date. The ISDA Amount will be distributed to MSCS.

     Final Distribution upon Exercise by the Trustee of Put Option

     If the maturity of the Notes is extended and for any reason the Trustee does not receive an amount in cash equal to the principal amount of and interest on the Notes by the Remarketing Deadline, the Pass-Through Trust will be deemed to have exercised its Put Option and required the Company to purchase the Notes on the Final Distribution Date at a purchase price equal to the principal amount of and interest on the Notes. All payments in respect of the Notes paid by the Company to the Pass-Through Trust upon exercise of the Put Option will be distributed to Certificateholders on the Final Distribution Date.

PURCHASE OF CERTIFICATES UPON CHANGE IN CONTROL OR EXCESS PROCEEDS OFFER

     Change in Control

     In the event of any Change in Control (as defined below) (the effective date of such change in control being the "Change in Control Date") each Certificateholder will have the right, at such Certificateholder's option, subject to the terms and conditions of the Trust Agreement, to direct the Trustee to require the Company to repurchase all or any part of the Notes beneficially owned by such Certificateholder on a date selected by the Company that is no earlier than 60 days nor later than 90 days (the "Change in Control Purchase Date") after the mailing of written notice by the Company of the occurrence of such Change in Control at a repurchase price payable in cash equal to 101% of the principal amount of such Notes, together with accrued interest to the Change in Control Purchase Date (the "Change in Control Purchase Price"), plus the ISDA Amount. Upon receipt of any payments on the Notes by the Pass-Through Trust pursuant to a Change in Control, the Trustee will pay the Change in Control Purchase Price to the Certificateholders who directed the Trustee to require the Company to repurchase all or any part of the Notes beneficially owned by them upon presentation for cancellation of the related Certificates. The ISDA Amount will be distributed to MSCS.

     Within 30 days after the Change in Control Date, the Company is obligated to mail to each Certificateholder a notice regarding the Change in Control, which notice shall state: (i) that a Change in Control has occurred and that each such Certificateholder has the right to direct the Trustee to require the Company to repurchase all or any part of the Notes beneficially owned by such Certificateholder at the Change in Control Purchase Price upon presentation for cancellation of the related Certificates; (ii) the Change in Control Purchase Price; (iii) the Change in Control Purchase Date; (iv) the name and address of the Paying Agent (as defined) for the Notes; and (v) the procedures that Certificateholders must follow to cause the Notes beneficially owned by such Certificateholder to be repurchased by the Company.

     To exercise this right, a Certificateholder must deliver a written notice (the "Change in Control Purchase Notice") to the Paying Agent at its corporate trust office in Detroit, Michigan, or any other office of the Paying Agent maintained for such purposes, not later than 30 days prior to the Change in Control Purchase Date. The Change in Control Purchase Notice shall state, among other things, (i) the portion of the principal amount of any Notes beneficially owned by such Certificateholder to be repurchased, which must be $1,000 or an integral multiple thereof; and (ii) that such Notes are to be repurchased by the Company pursuant to the applicable change-in-control provisions of the Senior Debt Indenture and the Trust Agreement.

     Any Change in Control Purchase Notice may be withdrawn by the Certificateholder by a written notice of withdrawal delivered to the Paying Agent not later than three Business Days prior to the Change in Control Purchase Date. The notice of withdrawal shall state the principal amount of Notes beneficially owned by such Certificateholder and, if applicable, the certificate numbers of the Certificates as to which the withdrawal notice relates and the principal amount, if any, which remains subject to a Change in Control Purchase Notice.

     If a Certificate is represented by a Global Certificate, the Depositary (as defined) or its nominee will be the holder of such Certificate and therefore will be the only entity that may require the Company to repurchase Notes upon a Change in Control. To obtain repayment with respect to any Note upon a Change in Control, the beneficial owner of the Certificate evidencing beneficial ownership of such Note must provide to the broker or other entity through which it holds the beneficial interest in such Certificate (i) the Change in

Control Purchase Notice signed by such beneficial owner, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. ("NASD") or a commercial bank or trust company having an office or correspondent in the United States and
(ii) instructions to such broker or other entity to notify the Depositary of such beneficial owner's desire to cause the Company to repurchase such Notes beneficially owned by such Certificateholder. Such broker or other entity will provide to the Paying Agent (i) a Change in Control Purchase Notice received from such beneficial owner and (ii) a certificate satisfactory to the Paying Agent from such broker or other entity that it represents such beneficial owner. Such broker or other entity will be responsible for disbursing any payments it receives upon the repurchase of such Notes by the Company.

     Payment of the Change in Control Purchase Price for Notes in respect of a Certificate in certificated form (a "Definitive Certificate") for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such Definitive Certificate (together with necessary endorsements) to the Paying Agent at its office in Detroit, Michigan, or any other office of the Paying Agent maintained for such purpose, at any time (whether prior to, on or after the Change in Control Purchase Date) after the delivery of such Change in Control Purchase Notice. Payment of the Change in Control Purchase Price for Notes in respect of such Definitive Certificate will be made promptly following the later of the Change in Control Purchase Date or the time of presentation for cancellation of such Definitive Certificate.

     If the Paying Agent holds, in accordance with the terms of the Senior Debt Indenture, money sufficient to pay the Change in Control Purchase Price of Notes in respect of a Certificate on the Business Day following the Change in Control Purchase Date for such Certificate, then, on and after such date, interest on such Note will cease to accrue, whether or not such Certificate is delivered to the Paying Agent, and all other rights of the Certificateholder shall terminate (other than the right to receive the Change in Control Purchase Price upon delivery of the Certificate).

     Under the Senior Debt Indenture, a "Change in Control" means an event or series of events by which (i) the Company ceases to beneficially own, directly or indirectly, at least 80% of the total voting power of all classes of Capital Stock then outstanding of Consumers (whether arising from issuance of securities of the Company or Consumers, any direct or indirect transfer of securities by the Company or Consumers, any merger, consolidation, liquidation or dissolution of the Company or Consumers or otherwise); or (ii) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have "beneficial ownership" of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the Voting Stock (as defined) of the Company; or (iii) the Company consolidates with or merges into another corporation or directly or indirectly conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into the Company, in either event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities, or other property, other than any such transaction where
(A) the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock of the surviving corporation and (B) the holders of the Voting Stock of the Company immediately prior to such transaction retain, directly or indirectly, substantially proportionate ownership of the Voting Stock of the surviving corporation immediately after such transaction.

     The Trust Agreement and the Senior Debt Indenture require the Company to comply with the provisions of Regulation 14E and any other tender offer rules under the Exchange Act which may then be applicable in connection with any offer by the Company to purchase Notes beneficially owned by Certificateholders at the option of Certificateholders upon a Change in Control. The Change in Control purchase feature of the Certificates may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of its common stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of antitakeover provisions. Instead, the Change in Control purchase feature is a term contained in many similar debt offerings and the terms of such feature result from negotiations between the Company and the Underwriter. Management has no present intention to propose any antitakeover measures although it is possible that the Company could decide to do so in the future.

     No Note may be repurchased by the Company as a result of a Change of Control if there has occurred and is continuing an Event of Default described under "Description of the Trust Agreement -- Events of Default" (other than a default in the payment of the Change in Control Purchase Price with respect to the Notes). In addition, the Company's ability to purchase Notes may be limited by its financial resources and its inability to raise the required funds because of restrictions on issuance of securities contained in other contractual arrangements.

     Excess Proceeds Offer

     Under the terms of the Senior Debt Indenture, so long as any of the Notes are outstanding, the Company may not sell, transfer or otherwise dispose of any property or assets of the Company, including Capital Stock of any Consolidated Subsidiary, in one transaction or a series of transactions in an amount which exceeds $50,000,000 (an "Asset Sale") unless the Company shall (i) apply an amount equal to such excess Net Cash Proceeds to permanently repay Indebtedness of a Consolidated Subsidiary or Indebtedness of the Company which is pari passu with the Notes or (ii) invest an equal amount not so used in clause (i) in property or assets of related business within 24 months after the date of the Asset Sale (the "Application Period") or (iii) apply such excess Net Cash Proceeds not so used in (i) or (ii) (the "Excess Proceeds") to make an offer, within 30 days after the end of the Application Period, to purchase on a pro rata basis an aggregate principal amount of Notes on the relevant purchase date equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes on the relevant purchase date and unpaid interest, if any, to the purchase date (the "Excess Proceeds Purchase Price") plus the ISDA Amount, if any. The Company shall only be required to make an offer to purchase Notes pursuant to the foregoing clause (iii) if the Excess Proceeds equal or exceed $25,000,000 at any given time.

     The procedures to be followed by the Company in making an offer to the Trustee on behalf of Certificateholders to purchase Notes with Excess Proceeds and to pay the Excess Proceeds Purchase Price therefor, and the directions to the Trustee by Certificateholders to accept such offer with respect to Certificates beneficially owned by them, shall be the same as those set forth above in with respect to a Change in Control and payment of the Change of Control Purchase Price.

BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the Certificates will be issued in fully registered form without interest coupons and will be represented by one or more permanent global Certificates in definitive, fully registered form without interest coupons (each, a "Global Certificate") and will be deposited with the Trustee as custodian for, and registered in the name of, a nominee of DTC. Each Global Certificate (and any Certificates issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein as described under "Transfer Restrictions." Except in the limited circumstances described below, owners of beneficial interests in a Global Certificate will not be entitled to receive physical delivery of Definitive Certificates.

     The Certificates will be sold in minimum denominations of $250,000.

     Ownership of beneficial interests in a Global Certificate will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Certificates represented by such Global Certificate for all purposes under the Trust Agreement and the Certificates. No beneficial owner of an interest in a Global Certificate will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Senior Debt Indenture.

     Payments of the principal amount, premium, if any, and interest on, a Global Certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Certificate as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     The Company expects that DTC will take any action permitted to be taken by a Certificateholder (including the presentation of Certificates for exchange as described below) only at the direction of one or more participants to whose account or accounts the DTC interests in a Global Certificate is credited and only in respect of such portion of the aggregate principal amount of the Certificate as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Certificates, DTC will exchange the applicable Global Certificate for Definitive Certificates, which it will distribute to its participants and which may be legended as set forth under the heading "Transfer Restrictions."

     The Company understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry charges in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("Indirect Participants").

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Certificate among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of its respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY CERTIFICATES FOR DEFINITIVE CERTIFICATES

     If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Pass-Through Trust will issue individual, fully registered, definitive Certificates in exchange for the Global Certificate or Certificates representing such Definitive Certificates. Upon the exchange of a Global Certificate for Definitive Certificates, such Global Certificate shall be cancelled by the Trustee and the Definitive Certificates shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its Participants, any Indirect Participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Certificates to the persons in whose names such Certificates are so registered and shall recognize such persons as Certificateholders.

     Definitive Certificates will bear, and be subject to, the legend described in "Transfer Restrictions" (unless the Company determines otherwise in accordance with applicable law). The holder of a Definitive Certificate may transfer such Certificate, subject to compliance with the provisions of such legend, as provided herein.

                       DESCRIPTION OF THE TRUST AGREEMENT

     The following summaries of certain provisions of the Trust Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Trust Agreement, including the definition therein of certain terms. Wherever particular defined terms of the Trust Agreement are referred to, such defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. Copies of the Trust Agreement are available from the Trustee upon request.

GENERAL

     Pursuant to the Trust Agreement, the Pass-Through Trust will issue and sell the Certificates to the Underwriter and enter into the ISDA Master Agreement. The proceeds from the sale of the Certificates and the amount payable by MSCS pursuant to the ISDA Master Agreement will be used by the Pass-Through Trust to purchase the Notes at par value from the Company. The Notes will be the sole assets of the Pass-Through Trust from which Certificateholders will be entitled to receive any distributions on the Certificates. Under the ISDA Master Agreement, an amount is payable by MSCS to the Pass-Through Trust on the date of issue of the Certificates. Such amount will not be assigned for the benefit of the Certificateholders. The ISDA Amount, if any, payable by the Pass-Through Trust to MSCS pursuant to the ISDA Master Agreement will be payable either (i) by the Company pursuant to the Senior Debt Indenture or (ii) in the event of a remarketing, with the proceeds of the remarketing. Accordingly, Certificateholders will obtain no benefit from, and will be exposed to no risk as a result of, interest rate changes which may give rise to payment by the Company of the ISDA Amount under the Senior Debt Indenture and in turn, the payment thereof by the Trustee to MSCS pursuant to the ISDA Master Agreement.

THE TRUSTEE

     Wilmington Trust Company will act as Trustee for the Certificates and the Pass-Through Trust pursuant to the Trust Agreement. The Trustee's offices are located at 1100 North Market Street, Wilmington, Delaware 19890-0001.

     The Trust Agreement provides that the Company will, to the fullest extent permitted by law, indemnify and hold harmless the Trustee against any loss, damage, claim, liability, penalty or expense incurred by the Trustee arising out of or in connection with the administration of the Trust Agreement, the Certificates, the ISDA Master Agreement or the Underwriting Agreement (as defined) except to the extent that such loss, liability or expense is due to wilful misconduct, bad faith or negligence of the Trustee.

     Pursuant to the Trust Agreement, as compensation for the performance of its duties under such agreement, the Company will pay such compensation as the Company and the Trustee shall agree in writing, and except as otherwise agreed to, the Trustee, upon its request, shall be entitled to be reimbursed by the Company for any reasonable expenses, except any such expenses as may be attributable to wilful misconduct, bad faith or negligence, or as may be incurred due to the Trustee's breach of its representations and warranties under the Trust Agreement.

ADMINISTRATIVE PROCEDURES

     The Trustee shall administer the Trust Assets for the benefit of the Certificateholders. Except as provided in the Trust Agreement, the Trustee shall have full power and authority to do or cause to be done any and all things in connection with the administration of the Pass-Through Trust which it deems necessary to comply with the terms of the Trust Agreement.

EVENTS OF DEFAULT

     An event of default with respect to the Certificates shall occur upon an event of default under the Notes (an "Event of Default"). See "Description of Notes -- Events of Default."

     If an Event of Default occurs and continues resulting in acceleration of the Notes, then the Trustee may vote the Notes, and upon the direction of a majority of Certificateholders, the Trustee shall vote in favor of directing the Indenture Trustee to declare the unpaid principal amount of the Notes then outstanding and interest, if any, due and payable. Amounts paid by the Company to the Pass-Through Trust in respect of (i) the principal amount of and interest on the Notes will be distributed to the Certificateholders as a Special Payment and (ii) the ISDA Amount, if any, as of the date of the Event of Default will be distributed to MSCS. If in connection with any such Event of Default the amounts paid by the Company to the Pass-Through Trust in respect of the foregoing clauses (i) and (ii) are less than the amounts due, the amounts received by the Pass-Through Trust will be distributed on a pro rata basis to the Certificateholders, on the one hand, and MSCS, on the other; provided that no such distribution shall effect the right of the Trustee to demand and receive payment in full of all amounts due from the Company.

VOTING RIGHTS

     Each Certificateholder shall be entitled to direct the Trustee to vote a principal amount of the Notes corresponding to the principal amount of the Certificates held by such Certificateholder in the manner directed by the Certificateholder (the "Voting Rights"). The Trust Agreement contains minimum aggregate voting requirements for certain actions including, among other things, actions by the Trustee, removal of the Trustee, amendment of the Trust Agreement and commencement of claims under the Trust Agreement. Without the consent of all Certificateholders, no amendment may be made to the Trust Agreement which reduces the percentage of Voting Rights required to modify the Trust Agreement in a way which adversely affects in any material respect the interests of Certificateholders. See "-- Amendment of the Trust Agreement."

VOTING OF NOTES

     The Trustee, as holder of the Notes, has the right to vote and give consents and waivers in respect of the Notes and enforce such other rights of a holder of the Notes except as otherwise limited by the Trust Agreement or the Senior Debt Indenture. In the event that the Trustee, as holder of any Notes, receives a request from the Company or, if applicable, any depositary with respect to the Notes, for the Trustee's consent to any amendment, modification or waiver of the Senior Debt Indenture, or any document thereunder, or relating thereto, or receives any other solicitation for any action with respect to the Notes, the Trustee shall within five Business Days mail a notice of such proposed amendment, modification, waiver or solicitation to each Certificateholder of record as of the date of such request. The Trustee shall request instructions from the Certificateholders as to what action to take in response to such request. Except as otherwise provided in the Trust Agreement, the Trustee shall consent or vote, or refrain from consenting or voting, in the same proportion as the Certificates were actually voted or not voted by the holders thereof as of the date determined by the Trustee prior to the date such vote or consent as a Certificateholder of Notes is required; provided, however, that, the Trustee shall at no time, without the consent of each Certificateholder, vote in favor of or consent to any matter (i) unless such vote or consent would not, based on an opinion of counsel, alter the status of the Pass-Through Trust as a grantor trust under the Code or result in an actual or constructive sale or exchange of any Note for tax purposes, (ii) which would alter the timing or amount of any payment on the Notes, or (iii) which would result in the exchange or substitution of any Notes pursuant to a plan for the refunding or refinancing of such Notes, and without the written consent of the Company. The Trustee shall have no liability for any failure to act resulting from the Certificateholders' late return of, or failure to return, directions requested by the Trustee from the Certificateholders.

TERMINATION OF OBLIGATIONS UNDER THE PASS-THROUGH TRUST

     The respective obligations of the Company and the Trustee under the Trust Agreement which are for the benefit of Certificateholders shall cease upon the completion of the Final Distribution to Certificateholders.

AMENDMENT OF THE TRUST AGREEMENT

     The Trust Agreement may be amended from time to time by the Company and the Trustee without notice to or the consent of any of the Certificateholders for any of the following purposes: (i) to evidence the succession of another corporation to Company and the assumption by any such successor of the covenants of the Company contained in the Trust Agreement; (ii) to add to the covenants, restrictions or obligations of the Company or the Trustee; (iii) to add or supplement any security for the benefit of any Certificateholders; (iv) to cure any ambiguity or to correct or supplement any provision which may be defective or inconsistent with any other provision in the Trust Agreement, the Senior Debt Indenture or the ISDA Master Agreement or to make such other provisions as the Company deems necessary or desirable with respect to matters or questions arising under the Trust Agreement, provided that no such action materially adversely affects the interests of any Certificateholders; (v) to modify, eliminate or add to the provisions of the Trust Agreement to such extent as shall be necessary to continue the qualification of the Trust Agreement under the Trust Indenture Act, or under any similar federal statute hereafter enacted, and to add such other provisions as expressly permitted by the Trust Indenture Act, with certain exceptions; (vi) to evidence and provide for the acceptance of appointment of a Trustee other than Wilmington Trust Company, and to add to or change any of the provisions of the Trust Agreement as shall be necessary to provide for or facilitate the administration of the Pass-Through Trust; (vii) to provide certain information as to the Trustee as required under the Trust Agreement; (viii) to modify or amend any provision of the Trust Agreement that relates to the ISDA Master Agreement or the remarketing procedure so long as such modification or amendment does not have a material adverse effect on the Certificateholders; or (ix) to comply with any requirements imposed by the Code; provided further that no such amendment referred to in the foregoing clauses (i) through (ix) which has a material adverse effect on MSCS may be entered into without the consent of MSCS, and no such amendment, as evidenced by an opinion of counsel, shall alter the status of the Pass-Through Trust as a grantor trust under the Code or result in an actual or constructive sale or exchange of any Certificate for tax purposes. The Trustee is entitled to receive, and may rely upon, an opinion of counsel with respect to any amendment.

     The Trust Agreement also permits the Company and the Trustee, with the consent of the Certificateholders of not less than a majority in aggregate principal amount of the Certificates then Outstanding, to enter into agreements, to add any provisions to, or change in any manner or eliminate any of the provisions of, the Trust Agreement or modify in any manner the rights of the Certificateholders; provided, however, that the Company and the Trustee may not, without the consent of each Certificateholder affected thereby, enter into such agreement (i) which would alter the timing or amount of any payment on the Certificates or changes the place of payment where, or the coin or currency in which, any Certificate is payable, or impairs the right to institute for the enforcement of any such payment or distribution on or after the Regular Distribution Date or Special Distribution Date applicable thereto, (ii) permits the disposition of any Notes, except as permitted by the Trust Agreement, or otherwise deprives the Certificateholder of the benefit of ownership of the Notes in the Trust, (iii) reduces the percentage of the aggregate fractional undivided interest in the Notes that is evidenced by a Certificate which is required for any supplemental agreement which adversely affects in any material respects the interests of the Certificateholders, or reduces such percentage required for any waiver of compliance with certain provisions or certain defaults of the Trust Agreement, (iv) modifies any of the provisions relating to "supplemental agreements with consent of certificateholders" and "waiver of past defaults" contained in the Trust Agreement, except to increase such percentage or to provide that certain provisions cannot be waived or modified without consent of the Certificateholder, or (v) which would result in the exchange or substitution of any Certificates pursuant to a plan for the refunding or refinancing of such Certificates; provided further that no amendment referred to in the foregoing clauses (i) through (v) which has a material adverse effect on MSCS may be entered into without the consent of MSCS and unless such vote or consent would not, based on an opinion of counsel, alter the status of the Pass-Through Trust as a grantor trust under the Code or result in an actual or constructive sale or exchange of any Note for tax purposes.

REPORTS TO CERTIFICATEHOLDERS

     Within the prescribed period of time for tax reporting purposes after the end of each calendar year, the Trustee shall furnish, or cause to be furnished, to each person who at any time during such calendar year shall have been a holder of record of Certificates and received any payment thereon, a statement containing such information as may be required by the Code and applicable Treasury Regulations to enable such person to prepare its federal income tax returns.

MODIFICATION OF OTHER AGREEMENTS

     Certain provisions of the Senior Debt Indenture and the ISDA Master Agreement may be modified, amended or supplemented by the parties thereto without the consent of the Certificateholders or MSCS so long as such modification, amendment or supplement does not have a material adverse effect on the Certificateholders or MSCS, as the case may be. See "Description of Notes -- Modification of the Senior Debt Indenture."

NOTICES TO DEPOSITARY

     Whenever a notice or other communication to Certificateholders whose ownership is evidenced by one or more Global Certificates is required under the Trust Agreement, unless and until Definitive Certificates shall have been issued to such Certificateholders pursuant to the Trust Agreement, the Trustee shall give all such notices and communications specified to be given to Certificateholders to DTC or a successor depositary, and shall have no obligation to the Certificateholders.

REPLACEMENT CERTIFICATES

     If the Trustee receives evidence of the mutilation, destruction, loss or theft of any Certificate, and there is delivered to the Trustee such security, indemnity or bond as it may require to hold it and any Paying Agent harmless, and the Trustee has not received notice that such Certificate has been acquired by a bona fide purchaser, then, upon payment by the holder of any applicable expenses, the Trustee shall execute and authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate a new Certificate or Certificates of like tenor, form, terms and principal amount.

GOVERNING LAW

     The Trust Agreement and the Certificates will be governed by, and construed in accordance with, the laws of the State of Delaware.

                              DESCRIPTION OF NOTES

     The Notes will be issued as a series of securities under the Indenture dated as of September 15, 1992, as previously supplemented and as further supplemented by a Sixth Supplemental Indenture establishing the Notes dated as
of           , 199 between the Company and NBD Bank, as Trustee. The Indenture and the Supplemental Indenture are hereinafter referred to collectively as the "Senior Debt Indenture." The following summaries of certain provisions of the Senior Debt Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Senior Debt Indenture, including the definitions therein of certain terms. Wherever particular defined terms of the Senior Debt Indenture are referred to, such defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. Copies of the Senior Debt Indenture are available from the Indenture Trustee upon request.

GENERAL

     The Notes will be limited in aggregate principal amount to $150,000,000. Unless the Company redeems the Notes or the maturity of the Notes is extended (see "Description of Certificates -- Final Distribution"),
the entire principal amount of the Notes will mature and become due and payable,
together with accrued and unpaid interest thereon, if any, on           , 2005.

     The Senior Debt does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder, from time to time, in one or more series. The Notes and all other debt securities hereafter issued under the Indenture are collectively referred to herein as the "Senior Debt Securities."

     The Notes will be unsecured debt securities of the Company. As of September 30, 1997, the Company had outstanding approximately $1.984 billion aggregate principal amount of indebtedness, none of which was secured. None of such indebtedness would be senior to the Notes and the Notes will not be senior to any such indebtedness, except that the Notes will be senior to certain subordinated debentures in an aggregate principal amount of $178,000,000, issued in connection with certain preferred securities of a subsidiary trust. The Notes will rank pari passu in right of payment with all other unsecured and unsubordinated indebtedness of the Company.

     The Company is a holding company and its assets consist primarily of investments in its subsidiaries. The Notes will be obligations exclusively of the Company. The Company's ability to service its indebtedness, including the Notes, is dependent primarily upon the earnings of its subsidiaries and the distribution or other payment of such earnings to the Company in the form of dividends, loans or advances, and repayment of loans and advances from the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments.

     A substantial portion of the consolidated liabilities of the Company have been incurred by its subsidiaries. Therefore, the Company's rights and the rights of its creditors, including Holders (as defined) of Notes, to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization will be subject to prior claims of the subsidiary's creditors, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary (in which case the claims of the Company would still be subject to the prior claims of any secured creditor of such subsidiary and of any holder of indebtedness of such subsidiary that is senior to that held by the Company). As of September 30, 1997, the Company's subsidiaries had total indebtedness for borrowed money (excluding intercompany indebtedness) of approximately $2.780 billion.

INTEREST

     Interest on the Notes will accrue from           , 199 and be payable in
cash on each Regular Distribution Date, commencing           , 1998, at the rate
per annum set forth on the cover page of this Prospectus. Such interest will be computed on the basis of a 360-day year of twelve 30-day months.

     In any case where any interest payment date, repurchase date or maturity of any Note shall not be a Business Day (as defined) at any place of payment, then payment of the principal amount of, premium, if any, and interest on the Notes need not be made at such place of payment on such date, but may be made on the next succeeding Business Day at such place of payment with the same force and effect as if made on the interest payment date, repurchase date or at maturity; and no interest shall accrue on the amount so payable for the period from and after such interest payment date, redemption date, repurchase date or maturity, as the case may be, to such Business Day.

OPTIONAL REDEMPTION AT A PREMIUM

     The Notes will be redeemable at any time, at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice by the Company to the Indenture Trustee, the Trustee and MSCS, at a redemption price equal to the sum of (a) 100% of the principal amount of the Notes being redeemed, interest, if any, thereon to the redemption date, and the Applicable Premium if such redemption occurs on or prior to the Premium Termination Date, plus (b) the ISDA Amount. In no event will the redemption price calculated pursuant to the foregoing clause (a) ever be less than 100% of the principal amount of the Notes to be redeemed plus accrued interest to the redemption date. All payments of principal of, Applicable Premium and interest on the Notes paid by the Company to the Pass-Through Trust with respect to a redemption in whole will be distributed to the Certificateholders on a Special Distribution Date, which shall be the redemption date of such Notes. The ISDA Amount will be distributed to MSCS.

     If less than all of the Notes are to be redeemed, the Trustee shall select, in such manner as it shall deem appropriate and fair, the particular Certificates or portions thereof representing beneficial ownership of the Notes to be redeemed. Notice of redemption shall be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders whose Notes are to be redeemed; provided, however, that the failure to duly give such notice by mail, or any deficit therein, shall not affect the validity of any proceedings for the redemption of Notes as to which there shall have been no such failure or defect. On and after the date fixed for redemption (unless the Company shall default in the payment of the Notes or portions thereof to be redeemed at the applicable redemption price, together with interest accrued thereon to such date), interest on the Notes or the portions thereof so called for redemption shall cease to accrue. Certificates representing beneficial ownership of the Notes selected for partial redemption will be required to be presented to the Trustee for cancellation. Upon such presentation, all payments of principal of, Applicable Premium, if any, and interest on the Notes paid by the Company to the Pass-Through Trust will be distributed to the holders of such Certificates. The ISDA Amount will be distributed to MSCS.

     The following definitions are used to determine the Applicable Premium:

     "Applicable Premium" means, with respect to a Note (or portion thereof) being redeemed at any time, the excess of (A) the present value at such time of the principal amount of such Note (or portion thereof) being redeemed plus all interest payments due on such Note (or portion thereof) from and after the redemption date, which present value shall be computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note (or portion thereof) being redeemed at such time. For purposes of this definition, the present values of interest and principal payments will be determined in accordance with generally accepted principles of financial analysis.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) (the "Statistical Release") which has become publicly available at least two Business Days prior to the redemption date or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to stated maturity of the Notes; provided, however, that if the average life to stated maturity of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

     No sinking fund is provided for the Notes.

FINAL DISTRIBUTION

     The Final Distribution on the Certificates, representing an amount equal to the principal amount of and interest on the Notes, assuming the Notes had been held until the Final Distribution Date, is expected to be made on the Final Distribution Date. If the Yield on the Exercise Date is equal to or greater than
the reference U.S. Treasury Note yield of    % used to determine the interest
rate per annum borne by the Notes as set forth on the cover page of this Prospectus, the Notes will mature on the Final Distribution Date. If the Yield on the Exercise Date is less than such reference U.S. Treasury Note Yield, the maturity of the Notes will be extended and, prior to the Final Distribution Date, one of the following will occur: (a) the interest rate borne by the Notes will be reset and the Notes will be remarketed so as to yield net proceeds in cash at least equal to the Remarketing Proceeds which, together with the amount payable by the Company representing interest on the Notes through the Final Distribution Date, will be sufficient to enable the Trustee to make the Final Distribution on the Certificates, (b) the Company will exercise its option to redeem the Notes on the Final Distribution Date at a purchase price equal to the principal amount of and interest on the Notes plus the

ISDA Amount or (c) the Pass-Through Trust will exercise its Put Option and require the Company to purchase the Notes on the Final Distribution Date at a purchase price equal to the principal amount of and interest on the Notes. In any case, the principal of and interest on the Notes will be distributed by the Pass-Through Trust to the Certificateholders on the Final Distribution Date. The ISDA Amount will be distributed to MSCS.

     Final Distribution upon a Successful Remarketing

     If the maturity of the Notes is extended, unless the Company exercises its option to redeem the Notes (which the Company may exercise at any time subsequent to the delivery of the Extension Notice and prior to the Remarketing Deadline), the interest rate borne by the Notes will be reset in order that the Notes may be remarketed so as to yield net proceeds in cash equal to the Remarketing Proceeds. On the Exercise Date and once every 15 days thereafter, Morgan Stanley & Co. Incorporated (or, subsequent to the Exercise Date, such other investment banking institution as may be selected as the remarketing agent) will provide the Company with non-binding indications of the interest rate, and discount or premium at which it believes it could remarket the Notes. The Company may then, on behalf of the Pass-Through Trust, either request that Morgan Stanley & Co. Incorporated remarket the Notes, select another investment banking institution to remarket the Notes or exercise the option to redeem the Notes. Regardless of whether it has been selected to act as remarketing agent, Morgan Stanley & Co. Incorporated shall at all times be permitted to offer to purchase the Notes bearing a reset interest rate specified by Morgan Stanley & Co. Incorporated for net proceeds at least equal to the Remarketing Proceeds which offer the Company and the Trustee shall be required to accept, unless (i) any other party shall have remarketed the Notes bearing an interest rate less than or equal to that specified by Morgan Stanley & Co. Incorporated and for net proceeds at least equal to the Remarketing Proceeds or (ii) the Company exercises its option to redeem all of the Notes on the Final Distribution Date at a purchase price equal to the principal amount of and interest on the Notes plus the ISDA Amount. Upon completion of any remarketing, the portion of the proceeds representing principal of the Notes, together with the amount paid by the Company representing interest on the Notes through the Final Distribution Date, will be deposited with the Trustee for distribution to Certificateholders, and the portion of the proceeds representing the ISDA Amount will be distributed to MSCS.

     Final Distribution upon Optional Redemption of the Notes without Premium

     If the maturity of the Notes is extended, the Company may, in lieu of permitting the Notes to be remarketed, exercise its option to redeem all of the Notes on the Final Distribution Date at a purchase price equal to the principal amount of and interest on the Notes plus the ISDA Amount, but without the Applicable Premium. The Company may exercise this option at any time subsequent to the delivery of the Extension Notice and prior to the Remarketing Deadline. The principal of and interest on the Notes paid by the Company to the Pass-Through Trust will be distributed to the Certificateholders on the Final Distribution Date. The ISDA Amount will be distributed to MSCS.

     Final Distribution upon Exercise by the Trustee of Put Option

     If the maturity of the Notes is extended and for any reason the Trustee does not receive an amount in cash equal to the principal amount of and interest on the Notes by the Remarketing Deadline the Pass-Through Trust will be deemed to have exercised its Put Option and required the Company to purchase the Notes on the Final Distribution Date at a purchase price equal to the principal amount of and interest on the Notes. All payments in respect of the Notes paid by the Company to the Pass-Through Trust upon exercise of the Put Option will be distributed to Certificateholders on the Final Distribution Date.

CHANGE IN CONTROL

     In the event of any Change in Control, each Holder of a Note will have the right, at such Holders option, subject to the terms and conditions of the Senior Debt Indenture, to require the Company to repurchase all or any part of such Holder's Note on the Change in Control Purchase Date after the mailing of written notice by the Company of the occurrence of such Change in Control at a repurchase price payable in cash equal to the

Change in Control Purchase Price. For details regarding notice and procedures and the definition of a Change in Control, see "Description of Certificates -- Purchase of Certificates upon Change in Control or Excess Proceeds Offer -- Change in Control."

     The Senior Debt Indenture requires the Company to comply with the provisions of Regulation 14E and any other tender offer rules under the Exchange Act which may then be applicable in connection with any offer by the Company to purchase Notes at the option of Holders upon a Change in Control. The Change in Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of its common stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of antitakeover provisions. Instead, the Change in Control purchase feature is a term contained in many similar debt offerings and the terms of such feature result from negotiations between the Company and the Underwriter. Management has no present intention to propose any antitakeover measures although it is possible that the Company could decide to do so in the future.

     No Note may be repurchased by the Company as a result of a Change of Control if there has occurred and is continuing an Event of Default described under "Description of the Trust Agreement -- Events of Default" (other than a default in the payment of the Change in Control Purchase Price with respect to the Notes). In addition, the Company's ability to purchase Notes may be limited by its financial resources and its inability to raise the required funds because of restrictions on issuance of securities contained in other contractual arrangements.

CERTAIN COVENANTS

     The Senior Debt Indenture contains the covenants described below. Certain capitalized terms used below are defined herein under the heading "Certain Definitions."

     Limitation on Restricted Payments

     Under the terms of the Senior Debt Indenture, so long as any of the Notes are Outstanding and until senior unsecured debt of the Company is rated BBB- or above (or an equivalent rating) by Standard & Poor's and one Other Rating Agency, at which time the Company will be permanently released from the provisions of this "Limitation on Restricted Payments," the Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to (i) declare or pay any dividend or make any distribution on the Capital Stock of the Company to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase such Non-Convertible Capital Stock and except dividends or distributions payable to the Company or a Subsidiary), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company, or (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity or scheduled repayment thereof, any Subordinated Indebtedness (any such dividend, distribution, purchase, redemption, repurchase, defeasing, other acquisition or retirement being hereinafter referred to as a "Restricted Payment") if at the time the Company or such Subsidiary makes such Restricted Payment: (1) an Event of Default, or an event that with the lapse of time or the giving of notice or both would constitute an Event of Default, shall have occurred and be continuing (or would result therefrom); or (2) the aggregate amount of such Restricted Payment and all other Restricted Payments made since May 6, 1997 would exceed the sum of (a) $100,000,000 plus 100% of Consolidated Net Income from May 6, 1997 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such sum shall be a deficit, minus 100% of the deficit) and (b) the aggregate Net Cash Proceeds received by the Company from the issue or sale of or contribution with respect to its Capital Stock after May 6, 1997.

     The foregoing provisions will not prohibit: (i) dividends or other distributions paid in respect of any class of Capital Stock issued by the Company in connection with the acquisition of any business or assets by the

Company or a Restricted Subsidiary where the dividends or other distributions with respect to such Capital Stock are payable solely from the net earnings of such business or assets; (ii) any purchase or redemption of Capital Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock); (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; or (iv) payments pursuant to the Tax Sharing Agreement.

     Limitation on Certain Liens

     Under the terms of the Senior Debt Indenture, so long as any of the Notes are Outstanding, the Company shall not create, incur, assume or suffer to exist any Lien upon or with respect to any of its property of any character, including without limitation any shares of Capital Stock of Consumers or Enterprises, without making effective provision whereby the Notes shall be (so long as any such other creditor shall be so secured) equally and ratably secured. The foregoing restrictions shall not apply to (a) Liens securing Indebtedness of the Company, provided that on the date such Liens are created, and after giving effect to such Indebtedness, the aggregate principal amount at maturity of all the secured Indebtedness of the Company at such date shall not exceed 5% of Consolidated Net Tangible Assets or (b) certain liens for taxes, pledges to secure workman's compensation, other statutory obligations and Support Obligations, certain materialmen's, mechanic's and similar liens and certain purchase money liens.

     Limitation on Asset Sales

     Under the terms of the Senior Debt Indenture, so long as any of the Notes are outstanding, the Company may not sell, transfer or otherwise dispose of any property or assets of the Company, including Capital Stock of any Consolidated Subsidiary, in one transaction or a series of transactions in an amount which exceeds $50,000,000 unless the Company shall (i) apply an amount equal to such excess Net Cash Proceeds to permanently repay Indebtedness of a Consolidated Subsidiary or Indebtedness of the Company which is pari passu with the Notes or
(ii) invest an equal amount not so used in clause (i) in property or assets of related business within the Application Period or (iii) apply the Excess Proceeds to make an offer, within 30 days after the end of the Application Period, to purchase from the Holders on a pro rata basis an aggregate principal amount of Notes on the relevant purchase date equal to the Excess Proceeds on such date, at the Excess Proceeds Purchase Price plus the ISDA Amount, if any. The Company shall only be required to make an offer to purchase Notes from Holders pursuant to subsection (iii) if the Excess Proceeds equal or exceed $25,000,000 at any given time.

     The procedures to be followed by the Company in making an offer to purchase Notes from the Holders with Excess Proceeds, and for the acceptance of such offer by the Holders, shall be the same as those set forth above in " Description of Certificates -- Purchase of Notes upon Change in Control" with respect to a Change in Control.

     Limitation on Consolidation, Merger, Sale or Conveyance of Assets

     The Senior Debt Indenture provides that the Company may consolidate with or merge into, or sell, lease or convey its property as an entirety or substantially as an entirety to, any other corporation if such corporation assumes the obligations of the Company under the Notes and the Senior Debt Indenture and is organized and existing under the laws of the United States of America, any state thereof or the District of Columbia. The Senior Debt Indenture further provides that so long as any of the Notes are Outstanding and until senior unsecured debt of the Company is rated BBB- or above (or an equivalent rating) by Standard & Poor's and one Other Rating Agency (at which time the Company will be permanently released from the following restrictions), the Company shall not consolidate with or merge into any other Person or sell, lease or convey the property of the Company in the entirety or substantially as an entirety, unless (i) immediately after giving effect to such transaction the Consolidated Net Worth of the surviving entity is at least equal to the Consolidated Net Worth of the Company immediately prior to the transaction, and
(ii) after giving effect to such transaction, the surviving entity would be entitled to incur at least one dollar of additional Indebtedness

(other than revolving Indebtedness to banks) pursuant to the first paragraph under "--Limitation on Consolidated Indebtedness" below. Notwithstanding the foregoing provisions, such a transaction may constitute a Change of Control as described in "-- Purchase of Notes upon Change in Control" above and give rise to the right of a Holder to direct the Trustee to require the Company to repurchase all or part of such Holder's Notes.

     Limitation on Consolidated Indebtedness

     Under the terms of the Senior Debt Indenture, so long as any of the Notes are Outstanding and until senior unsecured debt of the Company is rated BBB- or above (or an equivalent rating) by Standard & Poor's and one Other Rating Agency, at which time the Company will be permanently released from the provisions of this "Limitation on Consolidated Indebtedness," the Company will not, and will not permit any of its Consolidated Subsidiaries to, issue, create, assume, guarantee, incur or otherwise become liable for (collectively, "issue"), directly or indirectly, any Indebtedness unless the Consolidated Coverage Ratio of the Company and its Consolidated Subsidiaries for the four consecutive fiscal quarters immediately preceding the issuance of such Indebtedness (as shown by a pro forma consolidated income statement of the Company and its Consolidated Subsidiaries for the four most recent fiscal quarters ending at least 30 days prior to the issuance of such Indebtedness after giving effect to (i) the issuance of such Indebtedness and (if applicable) the application of the net proceeds thereof to refinance other Indebtedness, as if such Indebtedness was issued at the beginning of the period, (ii) the issuance and retirement of any other Indebtedness since the first day of the period as if such Indebtedness was issued or retired at the beginning of the period and (iii) the acquisition of any company or business acquired by the Company or any Subsidiary since the first day of the period (including giving effect to the pro forma historical earnings of such company or business), including any acquisition which will be consummated contemporaneously with the issuance of such Indebtedness, as if in each case such acquisition occurred at the beginning of the period) exceeds a ratio of 1.7 to 1.0.

     The foregoing limitation is subject to exceptions for: (i) Indebtedness of the Company to banks not to exceed $1,000,000,000 in aggregate outstanding principal amount at any time; (ii) Indebtedness outstanding on the date of the Supplemental Indenture and certain refinancings thereof; (iii) certain refinancings and Indebtedness of the Company to a Subsidiary or by a Subsidiary to the Company; (iv) Indebtedness of a Consolidated Subsidiary issued to acquire, develop, improve, construct or to provide working capital for a gas, oil or electric generation, exploration, production, distribution, storage or transmission facility and related assets, provided that such Indebtedness is without recourse to any assets of the Company, Consumers, Enterprises, CMS Generation, NOMECO, CMS Electric and Gas, CMS Gas Transmission and Storage, CMS MST or any other Designated Enterprises Subsidiary; (v) Indebtedness of a Person existing at the time at which such Person became a Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary;
(vi) Indebtedness issued by the Company not to exceed $150,000,000 in aggregate outstanding principal amount at any time; and (vii) Indebtedness of a Consolidated Subsidiary in respect of rate reduction bonds issued to recover electric restructuring transition costs of Consumers, provided that such Indebtedness is without recourse to the assets of Consumers.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the Senior Debt Indenture. Reference is made to the Senior Debt Indenture for a full definition of all terms as well as any other capitalized terms used herein and not otherwise defined.

     "Business Day" means a day on which banking institutions in New York, New York or Detroit, Michigan are not authorized or required by law or regulation to close.

     "Capital Lease Obligation" of a Person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

     "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any preferred stock or letter stock; provided that Hybrid Preferred Securities are not considered Capital Stock for purposes of this definition.

     "CMS Electric and Gas" means CMS Electric and Gas Company, a Michigan corporation and wholly owned subsidiary of Enterprises.

     "CMS Gas Transmission and Storage" means CMS Gas Transmission and Storage Company, a Michigan corporation and wholly owned subsidiary of Enterprises.

     "CMS Generation" means CMS Generation Co., a Michigan corporation and wholly owned subsidiary of Enterprises.

     "CMS MST" means CMS Marketing, Services and Trading Company, a Michigan corporation and wholly owned subsidiary of Enterprises.

     "Consolidated Assets" means, at any date of determination, the aggregate assets of the Company and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Consolidated Coverage Ratio" with respect to any period means the ratio of
(i) the aggregate amount of Operating Cash Flow for such period to (ii) the aggregate amount of Consolidated Interest Expense for such period.

     "Consolidated Current Liabilities" means, for any period, the aggregate amount of liabilities of the Company and its Consolidated Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after (i) eliminating all inter-company items between the Company and any Consolidated Subsidiary and (ii) deducting all current maturities of long-term Indebtedness, all as determined in accordance with generally accepted accounting principles.

     "Consolidated Indebtedness" means, for any date of determination, the aggregate Indebtedness of the Company and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided that Consolidated Indebtedness shall not include any subordinated debt owned by any Hybrid Preferred Securities Subsidiary.

     "Consolidated Interest Expense" means, for any period, the total interest expense in respect of Consolidated Indebtedness of the Company and its Consolidated Subsidiaries, including, without duplication, (i) interest expense attributable to capital leases, (ii) amortization of debt discount, (iii) capitalized interest, (iv) cash and noncash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under Interest Rate Protection Agreements (including amortization of discount) and (vii) interest expense in respect of obligations of other Persons deemed to be Indebtedness of the Company or any Consolidated Subsidiaries under clause (v) or (vi) of the definition of Indebtedness, provided, however, that Consolidated Interest Expense shall exclude (a) any costs otherwise included in interest expense recognized on early retirement of debt and (b) any interest expense in respect of any Indebtedness of any Subsidiary of Consumers, CMS Generation, NOMECO, CMS Electric and Gas, CMS Gas Transmission and Storage, CMS MST or any other Designated Enterprises Subsidiary, provided that such Indebtedness is without recourse to any assets of the Company, Consumers, Enterprises, CMS Generation, NOMECO, CMS Electric and Gas, CMS Gas Transmission and Storage, CMS MST or any other Designated Enterprises Subsidiary.

     "Consolidated Net Income" means, for any period, the net income of the Company and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that there shall not be included in such Consolidated Net Income (i) any net income of any Person if such Person is not a Subsidiary, except that (A) the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Consolidated Subsidiary as a dividend or other distribution and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its Consolidated Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; and (iv) any net income of any Subsidiary of Consumers, CMS Generation, NOMECO, CMS Electric and Gas, CMS Gas Transmission and Storage, CMS MST or any other Designated Enterprises Subsidiary whose interest expense is excluded from Consolidated Interest Expense, provided, however, that for purposes of this clause (iv), any cash, dividends or distributions of any such Subsidiary to the Company shall be included in calculating Consolidated Net Income.

     "Consolidated Net Tangible Assets" means, for any period, the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of: (i) Consolidated Current Liabilities; (ii) minority interests in Consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;
(iii) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors as evidenced by Board resolutions; (iv) any revaluation or other write-up in value of assets subsequent to December 31, 1996, as a result of a change in the method of valuation in accordance with generally accepted accounting principles; (v) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents. trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (vi) treasury stock; and (vii) any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

     "Consolidated Net Worth" of any Person means the total of the amounts shown on the consolidated balance sheet of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of any date selected by such Person not more than 90 days prior to the taking of any action for the purpose of which the determination is being made (and adjusted for any material events since such date), as (i) the par or stated value of all outstanding Capital Stock plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit, (B) any amounts attributable to Redeemable Stock and (C) any amounts attributable to Exchangeable Stock.

     "Consolidated Subsidiary" means any Subsidiary whose accounts are or are required to be consolidated with the accounts of the Company in accordance with generally accepted accounting principles.

     "Consumers" means Consumers Energy Company, a Michigan corporation, all of whose common stock is on the date hereof owned by the Company.

     "Designated Enterprises Subsidiary" means any wholly owned subsidiary of Enterprises formed after the date of the Supplemental Indenture which is designated a Designated Enterprises Subsidiary by the Board of Directors.

     "Enterprises" means CMS Enterprises Company, a Michigan corporation and wholly owned subsidiary of the Company.

     "Exchangeable Stock" means any Capital Stock of a corporation that is exchangeable for or convertible into another security (other than Capital Stock of such corporation that is neither Exchangeable Stock nor Redeemable Stock).

     "Holder" means the Person in whose name a Note is registered in the security register kept by the Company for that purpose. Initially such Holder will be the Pass-Through Trust.

     "Hybrid Preferred Securities" means any preferred securities issued by a Hybrid Preferred Securities Subsidiary, where such preferred securities have the following characteristics: (i) such Hybrid Preferred Securities Subsidiary lends substantially all of the proceeds from the issuance of such preferred securities to the Company or Consumers in exchange for subordinated debt issued by the Company or Consumers, respectively; (ii) such preferred securities contain terms providing for the deferral of distributions corresponding to provisions providing for the deferral of interest payments on such subordinated debt; and
(iii) the Company or Consumers (as the case may be) makes periodic interest payments on such subordinated debt, which interest payments are in turn used by the Hybrid Preferred Securities Subsidiary to make corresponding payments to the holders of the Hybrid Preferred Securities.

     "Hybrid Preferred Securities Subsidiary" means any business trust (or similar entity) (i) all of the common equity interest of which is owned (either directly or indirectly through one or more wholly-owned Subsidiaries of the Company or Consumers) at all times by the Company or Consumers, (ii) that has been formed for the purpose of issuing Hybrid Preferred Securities and (iii) substantially all of the assets of which consist at all times solely of subordinated debt issued by the Company or Consumers (as the case may be) and payments made from time to time on such subordinated debt.

     "Indebtedness" of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

     "Lien" means any lien, mortgage, pledge, security interest, conditional sale, title retention agreement or other charge or encumbrance of any kind.

     "Net Cash Proceeds" means (a) with respect to any Asset Sale, the aggregate proceeds of such Asset Sale including the fair market value (as determined by the Board of Directors and net of any associated debt and of any consideration other than Capital Stock received in return) of property other than cash, received by the Company, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with generally accepted accounting principles and (b) with respect to any issuance or sale or contribution in respect of

Capital Stock, the aggregate proceeds of such issuance, sale or contribution, including the fair market value (as determined by the Board of Directors and net of any associated debt and of any consideration other than Capital Stock received in return) of property other than cash, received by the Company, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof, provided, however, that if such fair market value as determined by the Board of Directors of property other than cash is greater than $25,000,000, the value thereof shall be based upon an opinion from an independent nationally recognized firm experienced in the appraisal or similar review of similar types of transactions.

     "NOMECO" means CMS NOMECO Oil & Gas Co., a Michigan corporation and wholly owned subsidiary of Enterprises.

     "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible Capital Stock other than Preferred Stock of such corporation; provide, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

     "Other Rating Agency" shall mean any one of Duff & Phelps Credit Rating Co., Fitch Investors Service, L.P. or Moody's Investors Service, Inc., and any successor to any of these organizations which is a nationally recognized statistical rating organization.

     "Operating Cash Flow" means, for any period, with respect to the Company and its Consolidated Subsidiaries, the aggregate amount of Consolidated Net Income after adding thereto Consolidated Interest Expense (adjusted to include costs recognized on early retirement of debt), income taxes, depreciation expense, Amortization Expense and any noncash amortization of debt issuance costs, any nonrecurring, noncash charges to earnings and any negative accretion recognition.

     "Paying Agent" means any person authorized by the Company to pay the principal of (and premium, if any) or interest on any of the Notes on behalf of the Company. Initially, the Paying Agent is the Indenture Trustee.

     "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation; provided that Hybrid Preferred Securities are not considered Preferred Stock for purposes of this definition.

     "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed prior to the first anniversary of the stated maturity of the Outstanding Notes or is redeemable at the option of the holder thereof at any time prior to the first anniversary of the stated maturity of the Outstanding Notes.

     "Restricted Subsidiary" means any Subsidiary (other than Consumers and its subsidiaries) of the Company which, as of the date of the Company's most recent quarterly consolidated balance sheet, constituted at least 10% of the total Consolidated Assets of the Company and its Consolidated Subsidiaries and any other Subsidiary which from time to time is designated a Restricted Subsidiary by the Board of Directors; provided that no Subsidiary may be designated a Restricted Subsidiary if, immediately after giving effect thereto, an Event of Default or event that, with the lapse of time or giving of notice or both, would constitute an Event of Default would exist or the Company and its Restricted Subsidiaries could not incur at least one dollar of additional Indebtedness pursuant to the first paragraph under "Description of the Notes -- Certain Covenants -- Limitation on Consolidated Indebtedness," and (i) any such Subsidiary so designated as a Restricted Subsidiary must be organized under the laws of the United States or any state thereof, (ii) more than 80% of the Voting Stock of such Subsidiary must be owned of record and beneficially by the Company or a Restricted Subsidiary and (iii) such Restricted Subsidiary must be a Consolidated Subsidiary.

     "Standard & Poor's" shall mean Standard & Poor's Ratings Group, a division of McGraw Hill Inc., and any successor thereto which is a nationally recognized statistical rating organization, or if such entity shall cease to rate the Notes or shall cease to exist and there shall be no such successor thereto, any other nationally recognized statistical rating organization selected by the Company which is acceptable to the Indenture Trustee.

     "Subordinated Indebtedness" means any Indebtedness of the Company (whether outstanding on the date of the Supplemental Indenture or thereafter incurred) which is contractually subordinated or junior in right of payment to the Notes.

     "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

     "Support Obligations" means, for any person, without duplication, any financial obligation, contingent or otherwise, of such person guaranteeing or otherwise supporting any debt or other obligation of any other person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such debt, (ii) to purchase property, securities or services for the purpose of assuring the owner of such debt of the payment of such debt, (iii) to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such debt, (iv) to provide equity capital under or in respect of equity subscription arrangements (to the extent that such obligation to provide equity capital does not otherwise constitute debt), or (v) to perform, or arrange for the performance of, any non-monetary obligations or non-funded debt payment obligations of the primary obligor.

     "Tax-Sharing Agreement" means the Amended and Restated Agreement for the Allocation of Income Tax Liabilities and Benefits, dated January 1, 1994, as amended or supplemented from time to time, by and among the Company, each of the members of the Consolidated Group (as defined therein), and each of the corporations that become members of the Consolidated Group.

     "Voting Stock" means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions).

MODIFICATION OF THE SENIOR DEBT INDENTURE

     The Senior Debt Indenture permits the Company and the Indenture Trustee to enter into supplemental indentures thereto without the consent of the Holders of the Notes to: (a) secure the Notes, (b) evidence the assumption by a successor corporation of the obligations of the Company under the Senior Debt Indenture and the Notes then outstanding, (c) add covenants for the protection of the Holders of the Notes, (d) cure any ambiguity or correct or supplement any provision which may be defective or inconsistent with any other provision in the Senior Debt Indenture, the ISDA Master Agreement or the Trust Agreement or to make such other provisions as the Company deems necessary or desirable with respect to matters or questions arising under the Senior Debt Indenture, provided that no such action adversely affects the interests of any Holders of the Notes, (e) establish the form and terms of any series of securities under the Senior Debt Indenture, (f) evidence the acceptance of appointment by a successor Indenture Trustee and (g) to modify or amend any provision of the Senior Debt Indenture that relates to the ISDA Master Agreement or the remarketing procedure so long as such modification or amendment does not have a material adverse effect on the Holders of the Notes; provided that no supplemental indenture referred to in the foregoing clauses (a) through (g) which has a material adverse effect on MSCS may be entered into without the consent of MSCS.

     The Senior Debt Indenture also permits the Company and the Indenture Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Senior Debt Securities of all series then outstanding and affected (voting as one class), to enter into supplemental indentures, to add any provisions to, or change in any manner or eliminate any of the provisions of, the Senior Debt Indenture or modify in any manner the rights of the holders of the Senior Debt Securities of each such affected series;

provided, however, that the Company and the Indenture Trustee may not, without the consent of the holder of each Senior Debt Security then outstanding and affected thereby, enter into any supplemental indenture to: (a) change the time of payment of the principal (or any installment of principal) of any Senior Debt Security, or reduce the principal amount thereof, or reduce the rate or change the time of payment of interest thereon, or impair the right to institute suit for the enforcement of any payment on any Senior Debt Security when due; or (b) reduce the percentage in principal amount of Senior Debt Securities of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the Senior Debt Indenture; provided further that no supplemental indenture referred to in the foregoing clauses (a) and (b) which has a material adverse effect on MSCS may be entered into without the consent of MSCS.

     Prior to the acceleration of the maturity of any Senior Debt Security, the holders of a majority in aggregate principal amount of the Senior Debt Securities of all series at the time outstanding with respect to which a default or Event of Default has occurred and is continuing (voting as one class) may on behalf of the holders of any all such affected Senior Debt Securities waive any past default or Event of Default and its consequences, except a default or an Event of Default in respect of a covenant or provision of the Senior Debt Indenture which cannot be modified or amended without the consent of the holder of each Senior Debt Security affected or MSCS, as the case may be.

DEFEASANCE, COVENANT DEFEASANCE AND DISCHARGE

     The Senior Debt Indenture provides that, at the option of the Company: (a) the Company will be discharged from any and all obligations in respect of the Notes (except for certain obligations to register the transfer of or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to maintain the trust described below), or (b) the Company need not comply with certain restrictive covenants of the Senior Debt Indenture (including those described under "Limitation on Consolidation, Merger, Sale or Conveyance of Assets"), in each case if the Company (i) irrevocably deposits in trust with the Trustee money, and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal of and applicable premium, if any, and interest on the Notes on the Final Distribution Date and (ii) pays the ISDA Amount, if any, as of the date of such deposit, to MSCS. To exercise such option, the Company is required, among other things, to deliver to the Indenture Trustee an opinion of independent counsel to the effect that the exercise of such option would not cause the Holders of the Notes to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such Holders of Notes will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, and, in the case of a discharge as described in clause (a) of the preceding sentence, such opinion is to be accompanied by a private letter ruling to the same effect received from the Internal Revenue Service, a revenue ruling to such effect pertaining to a comparable form of transaction published by the Internal Revenue Service or appropriate evidence that since the date of the Senior Debt Indenture there has been a change in the applicable federal income tax law.

     In the event the Company exercises its option to effect a covenant defeasance with respect to the Notes as described in the preceding paragraph and the Notes are thereafter declared due and payable because of the occurrence of any Event of Default other than an Event of Default caused by failing to comply with the covenants which are defeased, and the amount of money and securities on deposit with the Indenture Trustee would be insufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default, the Company would remain liable for such amounts.

     The Company may also obtain a discharge of the Senior Debt Indenture with respect to all Senior Debt Securities then outstanding by (a) irrevocably depositing in trust with the Trustee money, and/or securities backed by the full faith and credit of the United States which, through the payment of the principal amount thereof and interest thereon in accordance with their terms, will provide money in an amount sufficient to pay the principal amount of and interest on the Senior Debt Securities on the stated maturities thereof (including one or more redemption dates), provided that such Senior Debt Securities are by their terms due and payable, within one year and (b) paying the ISDA Amount, if any, as of the date of such deposit, to MSCS. See

"Certain Federal Income Tax Considerations -- Income of Holders -- Disposition or Retirement of the Debt Instrument."

EVENTS OF DEFAULT

     The occurrence of any of the following events with respect to the Notes will constitute an "Event of Default": (a) default for 30 days in the payment of any interest on any of the Notes; (b) default in the payment when due of any of the principal amount of or Applicable Premium, if any, on any of the Notes, whether at maturity, upon redemption, acceleration, purchase by the Company at the option of the Holders or otherwise; (c) default in the payment when due of the ISDA Amount, if any, whether on the Final Distribution Date, upon redemption, acceleration, purchase by the Company at the option of the Holders or otherwise; (d) default for 60 days by the Company in the observance or performance of any other covenant or agreement contained in the Senior Debt Indenture after written notice thereof as provided in the Senior Debt Indenture;
(e) certain events of bankruptcy, insolvency or reorganization relating to the Company or Consumers; (f) entry of final judgments against the Company or Consumers aggregating in excess of $25,000,000 which remain undischarged or unbonded for 60 days; or (g) a default resulting in the acceleration of indebtedness of the Company or Consumers in excess of $25,000,000, which acceleration has not been rescinded or annulled within 10 days after written notice of such default as provided in the Senior Debt Indenture.

     If an Event of Default shall have occurred and be continuing, either the Indenture Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount of the Notes and interest thereon to be due and payable immediately.

     Upon certain conditions, any such declaration may be rescinded and annulled if all Events of Default, other than the nonpayment of accelerated principal, with respect to the Senior Debt Securities of all such affected series then outstanding shall have been cured or waived as provided in the Senior Debt Indenture by the Holders of a majority in aggregate principal amount of the Senior Debt Securities of the affected series then Outstanding.

     The Senior Debt Indenture provides that the Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Senior Debt Indenture at the request, order or direction of the Holders of the Notes, unless such Holders shall have offered to the Indenture Trustee reasonable indemnity. Subject to such provisions for indemnity and certain other limitations contained in the Senior Debt Indenture, the Holders of a majority in aggregate principal amount of the Senior Debt Securities of each affected series then outstanding (voting as one class) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Senior Debt Securities of such affected series.

     The Senior Debt Indenture provides that no holder of Senior Debt Securities, including any Holder of Notes, may institute any action against the Company under the Senior Debt Indenture (except actions for payment of overdue principal, Applicable Premium or interest) unless such holder previously shall have given to the Indenture Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in aggregate principal amount of Senior Debt Securities of each affected series then outstanding (voting as one class) shall have requested the Indenture Trustee to institute such action and shall have offered the Indenture Trustee reasonable indemnity, the Indenture Trustee shall not have instituted such action within 60 days of such request and the Indenture Trustee shall not have received direction inconsistent with such request by the Holders of a majority in aggregate principal amount of the Senior Debt Securities of each affected series then outstanding (voting as one class).

     The Senior Debt Indenture requires the Company to furnish to the Indenture Trustee annually a statement as to the Company's compliance with all conditions and covenants under the Senior Debt Indenture. The Senior Debt Indenture provides that the Indenture Trustee may withhold notice to the Holders of the Notes of any default (except defaults as to payment of principal, premium or interest on the Notes) if it considers such withholding to be in the best interests of the Holders thereof.

     Governing Law

     The Senior Debt Indenture will be governed by, and construed in accordance with, the laws of the State of Michigan.

     Concerning the Indenture Trustee

     NBD Bank, the Indenture Trustee under the Senior Debt Indenture, is one of a number of banks with which the Company and its subsidiaries maintain ordinary banking relationships, including credit facilities.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, revenue rulings, judicial decisions and existing and proposed Treasury regulations, including final regulations concerning the tax treatment of debt instruments issued with original issue discount (the "OID Regulations"), changes to any of which subsequent to the date of the Prospectus may affect the tax consequences described herein.

     This summary discusses only Certificates held by Certificateholders as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a Certificateholder in light of its particular circumstances or to Certificateholders subject to special rules, such as certain financial institutions, insurance companies, dealers or Certificateholders holding the Certificates as part of a hedging transaction or straddle. In all cases, prospective investors are advised to consult their own tax advisors regarding the federal tax consequences to them of holding, owning and disposing of Certificates, including the advisability of making any of the elections described below, as well as any tax consequences arising under the law of any other taxing jurisdiction. The Pass-Through Trust will be provided with an opinion of Shearman & Sterling, special federal income tax counsel to the Pass-Through Trust ("Federal Tax Counsel") regarding certain federal income tax matters discussed below. An opinion of counsel, however, is not binding on the IRS or the courts. The Pass-Through Trust has not sought, nor does it intend to seek, a ruling from the IRS that its positions, as reflected in the discussion below, will be accepted by the IRS. Moreover, there are no cases or IRS rulings on similar transactions and, as a result, there can be no assurance that the IRS will agree with the conclusions and discussion below.

     For purposes of this discussion "U.S. Person" means an individual who, for federal income tax purposes, is a citizen or resident of the United States or a corporation, partnership or other entity created or organized in or under the laws of the United States, or any state thereof (other than a partnership that is not treated as a United States Person under any applicable Treasury regulations), an estate that is subject to U.S. federal income tax regardless of the source of its income, or a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. Persons prior to such date, that elect to continue to be treated as U.S. Persons, also will be a U.S. Person. "U.S. Owner" means a Certificateholder that is a U.S. Person and "Non-U.S. Owner" means a Certificateholder that is not a U.S. Person.

CLASSIFICATION OF INVESTMENT ARRANGEMENT

     The Pass-Through Trust will be classified as a grantor trust and not as an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes.

INCOME OF HOLDERS

     In General

     For U.S. federal income tax purposes, while the characterization of the transaction is not without doubt, Federal Tax Counsel believes that the Certificates represent ownership of a debt instrument issued by the

Company through the Pass-Through Trust (the "Debt Instrument"). The Debt Instrument will have an absolute maturity corresponding to the Final Distribution Date, but will otherwise have the characteristics of the Notes, including the principal amount of and interest rate payable on the Notes. The Debt Instrument will not contain any of the rights associated with the ISDA Master Agreement because the Certificateholders will have no interest in the ISDA Master Agreement. The Certificateholders will agree by their purchase of the Certificates to treat the Certificates in this manner.

     U.S. Owners

     Each U.S. Owner will be required to report on its federal income tax return its pro rata share of the income from the Debt Instrument, including interest income at the interest rate on the Debt Instrument, in accordance with its method of accounting.

     Original Issue Discount. The initial Certificateholders will purchase the Debt Instrument at a discount below its principal amount. As provided in the Code and the OID Regulations, the excess of the "stated redemption price" of the Debt Instrument (i.e., its principal amount) over its "issue price" (defined as the initial offering price to the public, excluding bond houses and brokers, at which a substantial amount of the offering is sold) will be original issue discount if such excess equals or exceeds a de minimis amount (i.e., one-quarter of one percent of such Debt Instrument's stated redemption price multiplied by the number of complete years to its maturity). A Debt Instrument having more than a de minimis amount of original issue discount is referred to herein as an "OID Debt Instrument." A U.S. Owner of a Debt Instrument with a de minimis amount of original issue discount will include any de minimis original issue discount in income, as capital gain, when the principal payment is made on the Debt Instrument.

     U.S. Owners are required to include original issue discount in income as it accrues, which may be before the receipt of the cash attributable to such income, based on a compounding of interest at a constant rate (using the original yield to maturity of the Debt Instrument). Under these rules, U.S. Owners generally must include in income increasingly greater amounts of original issue discount in successive accrual periods. The OID Regulations permit U.S. Owners to use accrual periods of any length up to one year (including daily accrual periods) to compute accruals of original issue discount, provided each scheduled payment of principal or interest occurs either on the first or the last day of an accrual period.

     Acquisition Premium and Market Discount. In the event that a U.S. Owner purchases an OID Debt Instrument at an acquisition premium (i.e., at a price in excess of its "adjusted issue price" but less than its stated redemption price), the amount includible in income in each taxable year as original issue discount is reduced by that portion of the excess properly allocable to such year. The adjusted issue price is defined as the sum of the issue price of the Debt Instrument and the aggregate amount of previously accrued original issue discount, less any prior payments of amounts included in its stated redemption price. Acquisition premium is allocated on a pro rata basis to each accrual of original issue discount, so that the U.S. Owner is allowed to reduce each accrual of original issue discount by a constant fraction.

     A U.S. Owner that purchases at a "market discount" (i.e., at a price less than the stated redemption price or, in the case of an OID Debt Instrument, the adjusted issue price) will be required (unless such difference is less than a de minimis amount) to treat any principal payments on, or any gain realized upon the disposition or retirement of, the Debt Instrument as interest income to the extent of the market discount that accrued while such U.S. Owner held such Debt Instrument, unless the U.S. Owner elects to include such market discount in income on a current basis. Market discount is considered to be de minimis if it is less than one-quarter of one percent of such Debt Instrument's stated redemption price multiplied by the number of complete years to maturity after the U.S. Owner acquired the Certificate. If the Debt Instrument has more than a de minimis amount of market discount and is disposed of in a nontaxable transaction (other than a nonrecognition transaction described in Section 1276(d) of the Code), accrued market discount will be includible as ordinary income to the U.S. Owner as if such U.S. Owner had sold the Debt Instrument at its then fair market value. A U.S. Owner that acquired at a market discount and that does not elect to include market discount in income on a current basis also may be required to defer the deduction for a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the Debt Instrument until the deferred income is realized.

     Premium. A U.S. Owner that purchases for an amount in excess of the principal amount will be treated as having premium with respect to the Debt Instrument in the amount of such excess. A U.S. Owner that purchases an OID Debt Instrument at a premium is not required to include in income any original issue discount with respect to such Debt Instrument. If a U.S. Owner makes an election under Section 171 of the Code to treat such premium as "amortizable bond premium," the amount of interest that must be included in such U.S. Owner's income for such accrual period will be reduced by the portion of the premium allocable to such period based on the Debt Instrument's yield to maturity. The U.S. Owner may not assume that the call will be exercised and must amortize premium to the maturity date. If the Debt Instrument is in fact called, any unamortized premium may be deducted in the year of the call. If a U.S. Owner makes the election under Section 171, the election also shall apply to all bonds the interest on which is not excludible from gross income ("Fully Taxable Bonds") held by the U.S. Owner at the beginning of the first taxable year to which the election applies and to all such Fully Taxable Bonds thereafter acquired by it, and is irrevocable without the consent of the IRS. If such an election is not made, such a U.S. Owner must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing its gain or loss upon the sale or other disposition or retirement of the Debt Instrument.

     Accrual Method Election. Under the OID Regulations, a U.S. Owner is permitted to elect to include in gross income its entire return on the Debt Instrument (i.e., the excess of all remaining payments to be received on the Debt Instrument over the amount paid for the Debt Instrument by such U.S. Owner) based on the compounding of interest at a constant rate. Such an election for a Debt Instrument with amortizable bond premium (or market discount) will result in a deemed election for all of the U.S. Owner's debt instruments with amortizable bond premium (or market discount) and may be revoked only with permission of the IRS.

     Disposition or Retirement of the Debt Instrument. Upon the sale, exchange or other disposition of the Debt Instrument, or upon the retirement of the Debt Instrument, a U.S. Owner will recognize gain or loss equal to the difference, if any, between the amount realized upon the disposition or retirement (including any call premium) and the U.S. Owner's tax basis in the Debt Instrument. A U.S. Owner's tax basis for determining gain or loss on the disposition or retirement of the Debt Instrument will be the cost of the Debt Instrument to such U.S. Owner, increased by the amount of original issue discount and any market discount includible in such U.S. Owner's gross income with respect to the Debt Instrument, and decreased by the amount of any payments under the Debt Instrument that are part of its stated redemption price and by the portion of any premium applied to reduce interest payments as described above.

     Gain or loss upon the disposition or retirement of the Debt Instrument will be capital gain or loss, except to the extent the gain represents accrued stated interest, original issue discount or market discount on the Debt Instrument not previously included in gross income, to which extent such gain or loss would be treated as ordinary income. Any capital gain or loss will be long-term capital gain or loss if at the time of disposition or retirement the Debt Instrument has been held for more than one year.

     Depending on the circumstances, it is possible that a modification of the terms of the Debt Instrument, including a substitution of other assets for the Debt Instrument following a default on the Debt Instrument, would be a taxable event to Certificateholders on which they would recognize gain or loss. Moreover, a defeasance or discharge of the Company's obligation as a result of a deposit of money or securities with the Indenture Trustee would be treated as an exchange of the Debt Instrument for other property. Accordingly, Certificateholders may be required to recognize gain or loss for federal income tax purposes upon such exchange. In addition, such Certificateholders thereafter may be required to recognize income from such property which could be different from the amount that would be includible in the absence of such deposit.

     Alternative Characterizations. Although Federal Tax Counsel believes that such treatment would be inappropriate, under one possible characterization, the Company would be treated as issuing a contingent payment debt instrument to the Pass-Through Trust with the following terms: (i) a principal amount equal to the principal amount of the Notes, (ii) noncontingent interest payments at the rate of interest payable on the Notes and a contingent interest payment in an amount equal to the amount due under the ISDA Master Agreement and (iii) an absolute maturity corresponding to the Final Distribution Date. Under this characterization, the Certificateholders would be treated as owning the noncontingent portion of such debt instrument, which portion would be treated as a "stripped" debt instrument under Section 1286 of the Code. The Certificateholders would not be taxed on the contingent portion of the debt instrument corresponding to the amount due under the ISDA Master Agreement, which would be owned by and taxed to MSCS. In the case of an initial Certificateholder, characterization of the Certificates as ownership of a stripped debt instrument generally would not alter the tax consequences set forth above. A subsequent Certificateholder would be treated under this characterization as purchasing a newly-issued debt instrument, rather than as purchasing an existing debt instrument. Consequently, any discount that would be treated as market discount with respect to an existing debt instrument for a subsequent Certificateholder would instead be treated as original issue discount. As described under "Original Issue Discount" and "Acquisition Premium and Market Discount" above, a Certificateholder must accrue original issue discount currently, whereas market discount is accrued currently only at the election of the Certificateholder. There may also be other differences in the tax treatment of Certificates to a subsequent Certificateholder under this characterization.

     Under another alternative characterization, although contrary to the form of the transaction, the Company could be treated as issuing a contingent payment
debt instrument maturing on           , 2012, to the Pass-Through Trust, in
which case the Certificateholders would be treated as owning such debt instrument and as having written a call option on such debt instrument to MSCS. Pursuant to the call option, MSCS would be considered to have the right to purchase the contingent payment debt instrument from the Pass-Through Trust at 100% of its principal amount on the Final Distribution Date. The contingent payment debt instrument under this characterization would be treated as having a principal amount equal to the principal amount of the Notes and as bearing interest at the rate of interest payable on the Notes from the issue date through the Final Distribution Date and at a different fixed rate of interest, determined based on circumstances as of the Final Distribution Date, from the
Final Distribution Date through           , 2012. The debt instrument also would
be treated as containing a put option that provides the Pass-Through Trust with the right to require the Company to retire the debt instrument at 100% of its principal amount on the Final Distribution Date. The Trustee would be deemed to exercise the put option if MSCS does not exercise the call option. Under this characterization, each Certificateholder would be required to allocate its purchase price between, and separately account for, the call option and the contingent payment debt instrument. In this regard, the income from the debt instrument would be determined in accordance with a projected payment schedule determined under certain Treasury regulations governing contingent payment debt instruments. Federal Tax Counsel does not believe the characterization described in this paragraph is an appropriate characterization of the transaction, however, and therefore will not provide the Certificateholders with a projected payment schedule.

     Investors should consult their tax advisors regarding the alternative characterizations set forth above.

     Non-U.S. Owners

     Interest. Interest (including original issue discount) on a Debt Instrument of a Non-U.S. Owner will be subject to a 30 percent federal income and withholding tax, unless an exemption is established. Under such certification requirements, the Certificateholder must certify, under penalties of perjury, that it is not a "United States person" and is the beneficial owner of the Certificates, and must provide its name and address.

     Disposition or Retirement of the Debt Instrument. A Non-U.S. Owner that does not have certain present or former connections with the United States (e.g., holding such Non-U.S. Owner's Debt Instrument in connection with the conduct of a trade or business within the United States or being present in the United States for 183 days or more during a taxable year) generally will not be subject to federal income tax, and no withholding of such tax will be required, with respect to any gain realized upon the disposition or retirement of the Debt Instrument.

     Backup Withholding

     Payments made on the Debt Instrument and proceeds from the sale of the Debt Instrument will not be subject to a "backup" withholding tax of 31 percent unless, in general, the Certificateholder fails to comply with certain reporting procedures and is not an exempt recipient under applicable provisions of the Code.

     New Withholding Regulations

     The Treasury Department has issued new regulations which make certain modifications to the withholding, backup withholding and information reporting rules. The new regulations generally are effective for payments made after December 31, 1998. Investors should consult their tax advisors regarding such regulations.

     THE FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A CERTIFICATEHOLDER'S PARTICULAR SITUATION. CERTIFICATEHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE CERTIFICATES, INCLUDING THE TAX CONSEQUENCES UNDER THE TAX LAWS OF THE UNITED STATES, STATES, LOCALITIES, COUNTRIES OTHER THAN THE UNITED STATES AND ANY OTHER TAXING JURISDICTIONS AND THE POSSIBLE EFFECTS OF CHANGES IN SUCH TAX LAWS.

                       STATE AND LOCAL TAX CONSIDERATIONS

     In addition to the federal income tax consequences described in "Certain Federal Income Tax Considerations," potential investors should consider the state and local income tax consequences of the acquisition, ownership and disposition of the Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality. Therefore, potential investors should consult their own tax advisors with respect to the various state and local tax consequences of an investment in the Certificates.

                              ERISA CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974, as amended, and the Code, impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, (b) plans described in Section 4975(e)(1) of the Code that are subject to Section 4975 of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include "plan assets" under the Plan Asset Regulation (as defined below) (each a "Plan") and (d) persons who have certain specified relationships to such Plans ("Parties-in-Interest" under ERISA and "Disqualified Persons" under the Code). Moreover, based on the reasoning of the United States Supreme Court in John Hancock Life Ins. Co. v. Harris Trust and Sav. Bank, 114
S. Ct. 517 (1993), an insurance company's general account may be deemed to include assets of the Plans investing in the general account (e.g.,through the purchase of an annuity contract). ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA, and ERISA and Section 4975 of the Code prohibit certain transactions between a Plan and Parties-in-Interest or Disqualified Persons with respect to such Plan.

     The Department of Labor has issued a regulation (29 C.F.R. Section 2510.3-101) concerning the definition of what constitutes the assets of a Plan (the "Plan Asset Regulation"). The Plan Asset Regulation provides that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a Plan purchases an "equity interest" will be deemed for purposes of ERISA and Section 4975 of the Code to be assets of the investing Plan unless certain exceptions apply. It is likely that the Certificates offered hereby would be treated as "equity interests" for purposes of the Plan Asset Regulation. In addition, there can be no assurance that any of the exceptions set forth in the Plan Asset Regulation will apply to the purchase of the Certificates.

     Under the terms of the Plan Asset Regulation, if the Pass-Through Trust were deemed to hold Plan assets by reason of a Plan's investment in a Certificate, such Plan assets would include an undivided interest in the Notes and any other assets of the Trust that relate to such Certificate. In such event, the persons providing services, or exercising any discretionary authority or control, with respect to such assets may be subject to the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Code with respect to transactions involving such assets. In order to avoid certain prohibited transactions that might otherwise arise in connection with the Pass-Through trust assets, each investing Plan, by its purchase of Certificates, will be deemed to have directed the Trustee to purchase the Notes and to have approved all of the documents relating to the Notes. Moreover, the Certificateholders will have the right to direct the Trustee as to the exercise of remedies in connection with any Event of Default.

     In addition, the Company, the Trustee and the Underwriter, because of their activities or the activities of their respective affiliates, may be considered to be Parties-in-Interest or Disqualified Persons with respect to certain Plans. If the Certificates are acquired by a Plan with respect to which the Company, the Trustee or the Underwriter is a Party-in-Interest or Disqualified Person, such transaction could be deemed to be a direct or indirect violation of the prohibited transaction rules of ERISA and Section 4975 of the Code unless such transaction were subject to one or more statutory or administrative exemptions such as Prohibited Transaction Class Exemption ("PTCE") 90-1, which exempts certain transactions involving insurance company pooled separate accounts; PTCE 91-38, which exempts certain transactions involving bank collective investment funds; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a "qualified professional asset manager"; PTCE 95-60, which exempts certain transactions involving insurance company general accounts; or PTCE 96-23, which exempts certain transactions effected on behalf of Plan by an "in-house asset manager." Even if the conditions specified in one or more of these exemptions are met, the scope of relief provided may not necessarily cover all acts that might be construed as prohibited transactions.

     Accordingly, each purchaser of Certificates will, by its purchase, be deemed to have represented and warranted that either (i) no part of the assets to be used by it to purchase and hold such Certificates constitutes the assets of any Plan, or (ii) one or more prohibited transaction statutory or administrative exemptions applies such that the use of such Plan assets to purchase and hold such Certificates will not constitute a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. See "Transfer Restrictions."

     It should also be noted that the Small Business Job Protection Act of 1996 added new Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Code. Pursuant to Section 401(c), the Department of Labor is required to issue final regulations (the "General Account Regulations") not later than December 31, 1997 with respect to insurance policies issued on or before December 31, 1998 that are supported by an insurer's general account. The General Account Regulations are to provide guidance on which assets held by the insurer constitute "plan assets" for purposes of the fiduciary responsibility provisions of ERISA and
Section 4975 of the Code. Section 401(c) also provides that, except in the case of avoidance of the General Account Regulation and actions brought by the Secretary of Labor relating to certain breaches of fiduciary duties that also constitute breaches of state or federal criminal law, until the date that is 18 months after the General Account Regulations become final, no liability under the fiduciary responsibility and prohibited transaction provisions of ERISA and
Section 4975 of the Code may result on the basis of a claim that the assets of the general account of an insurance company constitute the assets of any such Plan. The Plan asset status of insurance company separate accounts is unaffected by new Section 401(c) of ERISA, and separate account assets continue to generally be treated as the assets of any such Plan invested in such separate account.

     Prior to making an investment in the Certificates, prospective Plan investors should consult with their legal advisers concerning the impact of ERISA and the Code and the potential consequences of such investment with respect to their specific circumstances. Moreover, each Plan fiduciary should take into account, among other considerations, whether the fiduciary has the authority to make the investment; whether the investment would constitute a direct or indirect transaction with a Party-in-Interest or Disqualified Person; and whether under the general fiduciary standards of investment prudence and diversification, an investment in the Certificates is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan's investment portfolio.

                                  UNDERWRITER

     Subject to the terms and conditions contained in a Underwriting Agreement
dated             , 199 (the "Underwriting Agreement") between the Company and
Morgan Stanley & Co. Incorporated (the "Underwriter"), the Underwriter has agreed to purchase from the Pass-Through Trust $150,000,000 aggregate principal
amount of the Certificates. The Underwriter will earn a commission of $       ,
which constitutes      % of the principal amount of the Certificates.

     The Underwriting Agreement provides that the obligation of the Underwriter to pay for and accept delivery of the Certificates is subject to approval of certain legal matters by its counsel and to certain other conditions. The Underwriter is obligated to take and pay for all of the Certificates if any are taken.

     The Underwriting Agreement provides that the Company and the Underwriter will indemnify each other against certain liabilities, including liabilities under the Securities Act, and will contribute to payments the other may be required to make in respect thereof. Subject to certain conditions, the Company has also agreed to indemnify the Trustee against certain civil liabilities.

     The Underwriter has advised the Pass-Through Trust and the Company that it intends to offer part of the Certificates at the offering price set forth on the cover page of this Prospectus directly to Qualified Institutional Buyers and to Accredited Institutional Investors and part to certain dealers at prices that
represent concessions not to exceed   % of the principal amount of the
Certificates. The Underwriter may allow, and such dealers may reallow,
concessions not to exceed   % of the principal amount of the Certificates to
certain other dealers. After the initial offering of the Certificates, the offering price and other selling terms may from time to time be varied by the Underwriter.

     In order to facilitate the offering of the Certificates, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Certificates. Specifically, the Underwriter may overallot in connection with the Offering, creating a short position in the Certificates for its own account. In addition, to cover overallotments or to stabilize the price of the Certificates, the Underwriter may bid for, and purchase, the Certificates in the open market. Finally, the Underwriter may reclaim selling concessions allowed to an agent or a dealer for distributing the Certificates in the Offering if the Underwriter repurchases previously distributed Certificates in transactions to cover the short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Certificates above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time.

     Morgan Stanley & Co. Incorporated and certain of its affiliates have provided, and may continue to provide, investment banking services to the Company. MSCS is a wholly owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co. and an affiliate of Morgan Stanley & Co. Incorporated.

                             TRANSFER RESTRICTIONS

     In order to qualify for the exemption from the Investment Company Act of 1940, as amended, afforded by Rule 3a-7 of the Commission thereunder, the Certificates are being offered and sold, and may be resold, in minimum denominations of $250,000 only (i) to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and (ii) to a limited number of other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) ("Institutional Accredited Investors"). In addition, as a further measure to ensure that resales will be made subject to such limitations, the Company and the Trustee have sent an "important notice" to DTC for retransmission to each of its participants, to the effect that sales and resales of Certificates may only be made to Qualified Institutional Buyers and Institutional Accredited Investors.

     Accordingly, by its purchase of Certificates, each purchaser of Certificates will be deemed to:

          1. represent that it is purchasing the Certificates for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is (i) a Qualified Institutional Buyer or (ii) an Institutional Accredited Investor;

          2. agree that, if it should resell or otherwise transfer any of the Certificates, it will do so only (i) to the Company, (ii) to a Qualified Institutional Buyer or (iii) to an Institutional Accredited Investor;

          3. agree that it will deliver to each person to whom it transfers Certificates notice of the restrictions on transfer of such Certificates;

          4. understand that the Certificates will bear a legend to the following effect unless otherwise agreed by the Company and the Holder hereof:

          THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE CERTIFICATEHOLDER (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT")) OR (B) IT IS AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN "INSTITUTIONAL ACCREDITED INVESTOR"), (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS CERTIFICATE EXCEPT (A) TO THE COMPANY, (B) TO A QUALIFIED INSTITUTIONAL BUYER, OR (C) TO AN INSTITUTIONAL ACCREDITED INVESTOR, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS CERTIFICATE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND;

          5. agree that if it should resell or otherwise transfer any of the Certificates, it will do so only in minimum denominations of $250,000; and

          6. represent that either (i) no part of the assets to be used by it to purchase and hold the Certificates constitutes the assets of any Plan or
     (ii) one or more prohibited transaction statutory or administrative exemptions applies such that the use of such Plan assets to purchase and hold such Certificates will not constitute a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Certificates and the Notes will be passed upon for CMS Energy by Michael D. VanHemert, Assistant General Counsel for CMS Energy. The validity of the Certificates will be passed upon by Shearman & Sterling and certain other legal matters will be passed upon by Reid & Priest LLP, both of which are acting as counsel for the Underwriter. Certain matters of Delaware law relating to the validity of the Certificates offered hereby will be passed upon for the Pass-Through Trust by Richards, Layton & Finger, special Delaware counsel to the Pass-Through Trust. Michael D. VanHemert and Shearman &

Sterling will rely on the opinion of Richards, Layton & Finger as to matters relating to the validity of the Certificates under the Trust Agreement. Reid & Priest LLP provides legal services to an affiliate of CMS Energy and has, from time to time, provided legal services to CMS Energy.

                                    EXPERTS

     The consolidated financial statements and schedules of CMS Energy as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP (formerly Arthur Andersen & Co.), independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     With respect to the unaudited interim consolidated financial information for the periods ended March 31, June 30, and September 30, 1996 and 1997, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports thereon state that they did not audit and they did not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accounts are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended ("Securities Act"), for their reports on the unaudited interim consolidated financial information because these reports are not "reports" or "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     Future consolidated financial statements of CMS Energy and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this Prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent that said firm has audited said consolidated financial statements and consented to the use of their reports thereon.

                             AVAILABLE INFORMATION

     The Pass-Through Trust has not been, and it is expected that it will not be, required to file reports with the Commission or to deliver an annual report to Certificateholders pursuant to the Exchange Act.

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661; and copies of such material may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates, or through the World Wide Web (http://www.sec.gov). The outstanding shares of CMS Energy common stock are listed on the New York Stock Exchange, and reports, proxy statements and other information concerning CMS Energy may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                              [CMS ENERGY LOGO]

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                                                                    AMOUNT
                                                                    ------
Filing fee -- Securities and Exchange Commission............      $  44,250
Rating Agency fees..........................................      * 100,000
Trustees expenses...........................................          6,500
Printing and Engraving......................................      *  75,000
Services of counsel.........................................      *  15,000
Services of independent public accountants, Arthur Andersen
  LLP.......................................................      *   5,000
Blue Sky fees and expenses..................................      *  12,000
Miscellaneous...............................................      *  15,500
                                                                --- -------
  Total.....................................................      $ 273,250
                                                                === =======

-------------------------
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The following resolution was adopted by the Board of Directors of CMS Energy on May 6, 1987:

     RESOLVED: That effective March 1, 1987 the Corporation shall indemnify to the full extent permitted by law every person (including the estate, heirs and legal representatives of such person in the event of the decease, incompetency, insolvency or bankruptcy of such person) who is or was a director, officer, partner, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability, costs, expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement, incurred by or imposed upon the person in connection with or resulting from any claim or any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative, investigative or of whatever nature, arising from the person's service or capacity as, or by reason of the fact that the person is or was, a director, officer, partner, trustee, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such right of indemnification shall not be deemed exclusive of any other rights to which the person may be entitled under statute, bylaw, agreement, vote of shareholders or otherwise.

CMS Energy's Bylaws provide:

     The Corporation may purchase and maintain liability insurance, to the full extent permitted by law, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity.

Article VIII of the Articles of Incorporation reads:

     A director shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty as a director except (i) for a breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for a violation of
Section 551(l) of the Michigan Business Corporation Act, and (iv) any action from which the director derived an improper personal benefit. No amendment to or repeal of this Article VIII, and no modification to its provisions by law, shall apply to, or have any effect upon, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

Article IX of the Articles of Incorporation reads:

     Each director and each officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by law against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense of any proceeding in which he or she was or is a party or is threatened to be made a party by reason of being or having been a director or an officer of the Corporation. Such right of indemnification is not exclusive of any other rights to which such director or officer may be entitled under any now or thereafter existing statute, any other provision of these Articles, bylaw, agreement, vote of shareholders or otherwise. If the Business Corporation Act of the State of Michigan is amended after approval by the shareholders of this
Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Act of the State of Michigan, as so amended. Any repeal or modification of this Article IX by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     Sections 561 through 571 of the Michigan Business Corporation Act provides CMS Energy with the power to indemnify directors, officers, employees and agents against certain expenses and payments, and to purchase and maintain insurance on behalf of directors, officers, employees and agents.

     Officers and directors are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of CMS Energy or of CMS Energy's subsidiaries and CMS Energy's officers and directors are indemnified against such losses by reason of their being or having been directors of officers or another corporation, partnership, joint venture, trust or other enterprise at CMS Energy's request. In addition, CMS Energy has indemnified each of its present directors by contracts that contain affirmative provisions essentially similar to those in sections 561 through 571 of the Michigan Business Corporation Act cited above.

     The Trust Agreement of the Trust provides that to the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless the Trustee from and against any loss, damage, claim, liability, penalty or reasonable expense incurred without negligence, bad faith or wilful misconduct on its part, arising out of or in connection with the acceptance or administration of the Trust Agreement, including the reasonable costs and legal fees of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under the Trust Agreement, except any such cost or expense as may be attributable to the Trustee's negligence, bad faith or wilful misconduct.

ITEM 16. EXHIBIT.

EXHIBIT NO.                                 DESCRIPTION
-----------                                 -----------
 (1)           --   Form of Underwriting Agreement with respect to the
                    Certificates
 *(4)(a)       --   Indenture dated as of September 15, 1992 between CMS Energy
                    Corporation and NBD Bank, as Trustee. (Designated in CMS
                    Energy's Form S-3 Registration Statement filed May 1, 1992,
                    File No 33-47629, as Exhibit (4)(a).)
                    First Supplemental Indenture dated as of October 1, 1992
                    between CMS Energy Corporation and NBD Bank, as Trustee.
                    (Designated in CMS Energy's Form 8-K dated October 1, 1992,
                    File No 1-9513, as Exhibit (4).)
                    Second Supplemental Indenture dated as of October 1, 1992
                    between CMS Energy Corporation and NBD Bank, as Trustee.
                    (Designated in CMS Energy's Form 8-K dated October 1, 1992,
                    File No. 1-9513, as Exhibit 4(a).)
                    Third Supplemental Indenture dated as of May 6, 1997 between
                    CMS Energy Corporation and NBD Bank, as Trustee. (Designated
                    in CMS Energy's Form 10-Q for the quarter ended March 31,
                    1997, File No. 1-9513, as Exhibit (4).)

EXHIBIT NO.                                 DESCRIPTION
-----------                                 -----------
                    Fourth Supplemental Indenture dated as of September 26, 1997 between CMS Energy Corporation and NBD Bank, as Trustee.
                    (Designated in CMS Energy's Form S-3 Registration Statement
                    filed October 6, 1997, File No. 333-37241, as Exhibit
                    (4)(a).)
                    Fifth Supplemental Indenture dated as of November 4, 1997
                    between CMS Energy Corporation and NBD Bank, as Trustee.
                    (Designated in CMS Energy's Form 10-Q for the quarter ended
                    September 30, 1997, File No. 1-9513, as Exhibit (4)(b).)
 (4)(b)        --   Form of Sixth Supplemental Indenture to be entered into
                    between CMS Energy Corporation and NBD Bank, as trustee, in connection with the Extendible Tenor Rate-Adjusted
                    Securities.
 *(4)(c)       --   Credit Agreement dated as of July 21, 1997, among CMS Energy
                    Corporation, the Banks, the Administrative Agent, the
                    Collateral Agent, the Documentation Agent, the Syndication
                    Agent, the Co-Agents and the Lead Manager, all as defined
                    therein, and the Exhibits thereto. (Designated in CMS
                    Energy's Form 10-Q for the quarter ended June 30, 1997, File
                    No. 1-9513, as Exhibit (4).)
 (4)(d)        --   Certificate of Trust of CMS Energy X-TRAS(SM) Pass-through
                    Trust I.
 (4)(e)        --   Form of Amended and Restated Trust Agreement of CMS Energy
                    X-TRAS(SM) Pass-Through Trust I.
 *(4)(f)       --   Restated Articles of Incorporation of CMS Energy.
                    (Designated in CMS Energy's Form S-4 dated June 6, 1995,
                    File No. 33-60007, as Exhibit 3(c).)
 *(4)(g)       --   By-Laws of CMS Energy. (Designated in CMS Energy's From 10-K
                    for the year ended December 31, 1994, File No. 1-9513, as
                    Exhibit 3(c).)
 (4)(h)        --   Form of Pass-Through Certificate (included in (4)(f)).
 (4)(i)        --   Form of Extendible Tenor Rate-Adjusted Security (included in
                    (4)(b)).
 (5)(a)        --   Opinion of Michael D. VanHemert, Assistant General Counsel
                    for CMS Energy.
 (5)(b)        --   Opinion of Richards, Layton & Finger regarding the legality of the Certificates.
 (8)           --   Opinion of Shearman & Sterling regarding tax matters.
(12)           --   Statement re: computation of ratios of earnings to fixed
                    charges.
(15)           --   Letter regarding unaudited interim financial information.
(23)(a)        --   Consent of Michael D. VanHemert, Assistant General Counsel
                    for CMS Energy (included in Exhibit (5)(a) above).
(23)(b)        --   Consent of Richards, Layton & Finger (included in Exhibit
                    (5)(b) above).
(23)(c)        --   Consent of Shearman & Sterling (included in Exhibit (8)
                    above).
(23)(d)        --   Consent of Arthur Anderson LLP.
(24)           --   Powers of Attorney of Directors whose names are signed to
                    this registration statement pursuant to such powers.
*(25)          --   Statement of Eligibility and Qualification of NBD Bank
                    (Trustee under the Supplemental Indenture). (Designated in
                    CMS Energy's Form S-3 dated December 5, 1996, File No.
                    333-17289, as Exhibit (25)(a).)

-------------------------
 * Previously filed

     Exhibits listed above which have been filed with the Securities and Exchange Commission are incorporated herein by reference with the same effect as if filed with this Registration Statement.

ITEM 17. UNDERTAKINGS.

     The undersigned registrants hereby undertake:

     (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that as claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and be governed by the final adjudication of such issue.

     (3) That (i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, CMS Energy Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dearborn, and State of Michigan, on the 3rd day of December, 1997.

                                          CMS ENERGY CORPORATION

                                          By:       /s/ A. M. WRIGHT
                                            ------------------------------------
                                                       Alan M. Wright
                                                   Senior Vice President,
                                                Chief Financial Officer and
                                                          Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their respective capacities as officers and/or directors of CMS Energy Corporation and on the dates indicated.

                 NAME                                       TITLE                              DATE
                 ----                                       -----                              ----
                       (i)  Principal executive officer

     /s/ WILLIAM T. MCCORMICK, JR.            Chairman of the Board, Chief
---------------------------------------         Executive Officer and Director
      (William T. McCormick, Jr.)                                                        December 3, 1997

                       (ii)  Principal financial officer

           /s/ A. M. WRIGHT                   Senior Vice President, Chief
---------------------------------------         Financial Officer and Treasurer
           (Alan M. Wright)                                                              December 3, 1997

                (iii)  Controller or principal account officer

           /s/ P. D. HOPPER                   Senior Vice President, Controller
---------------------------------------         and Chief Accounting Officer
          (Preston D. Hopper)                                                            December 3, 1997

                   *                          Director
---------------------------------------
           (John M. Deutch)                                                              December 3, 1997

                   *                          Director
---------------------------------------
         (James J. Duderstadt)                                                           December 3, 1997

                                              Director
---------------------------------------
        (Kathleen R. Flaherty)                                                           December 3, 1997

                   *                          Director
---------------------------------------
          (Victor J. Fryling)                                                            December 3, 1997

                   *                          Director
---------------------------------------
           (Earl D. Holton)                                                              December 3, 1997

                 NAME                                       TITLE                              DATE
                 ----                                       -----                              ----
                   *                          Director
---------------------------------------
          (William U. Parfet)                                                            December 3, 1997

                                              Director
---------------------------------------
           (Percy A. Pierre)                                                             December 3, 1997

                   *                          Director
---------------------------------------
           (Kenneth Whipple)                                                             December 3, 1997

                   *                          Director
---------------------------------------
          (John B. Yasinsky)                                                             December 3, 1997

         *By: /s/ A. M. WRIGHT
   ---------------------------------
           (Alan M. Wright)
           Attorney-in-fact

     Pursuant to the requirements of the Securities Act of 1933, CMS Energy X-TRAS(SM) Pass-Through Trust I has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dearborn, State of Michigan, on the 3rd day of December, 1997.

                                          CMS ENERGY X-TRAS(SM) PASS-THROUGH
                                          TRUST I

                                          By: CMS Energy Corporation

                                          By:       /s/ A. M. WRIGHT

                                            ------------------------------------
                                                       Alan M. Wright
                                                   Senior Vice President,
                                                Chief Financial Officer and
                                                          Treasurer

                              INDEX TO EXHIBITS

EXHIBIT NO.                                 DESCRIPTION
-----------                                 -----------
 (1)           --   Form of Underwriting Agreement with respect to the
                    Certificates
 *(4)(a)       --   Indenture dated as of September 15, 1992 between CMS Energy
                    Corporation and NBD Bank, as Trustee. (Designated in CMS
                    Energy's Form S-3 Registration Statement filed May 1, 1992,
                    File No 33-47629, as Exhibit (4)(a).)
                    First Supplemental Indenture dated as of October 1, 1992
                    between CMS Energy Corporation and NBD Bank, as Trustee.
                    (Designated in CMS Energy's Form 8-K dated October 1, 1992,
                    File No 1-9513, as Exhibit (4).)
                    Second Supplemental Indenture dated as of October 1, 1992
                    between CMS Energy Corporation and NBD Bank, as Trustee.
                    (Designated in CMS Energy's Form 8-K dated October 1, 1992,
                    File No. 1-9513, as Exhibit 4(a).)
                    Third Supplemental Indenture dated as of May 6, 1997 between
                    CMS Energy Corporation and NBD Bank, as Trustee. (Designated
                    in CMS Energy's Form 10-Q for the quarter ended March 31,
                    1997, File No. 1-9513, as Exhibit (4).)
                    Fourth Supplemental Indenture dated as of September 26, 1997 between CMS Energy Corporation and NBD Bank, as Trustee.
                    (Designated in CMS Energy's Form S-3 Registration Statement
                    filed October 6, 1997, File No. 333-37241, as Exhibit
                    (4)(a).)
                    Fifth Supplemental Indenture dated as of November 4, 1997
                    between CMS Energy Corporation and NBD Bank, as Trustee.
                    (Designated in CMS Energy's Form 10-Q for the quarter ended
                    September 30, 1997, File No. 1-9513, as Exhibit (4)(b).)
  (4)(b)       --   Form of Sixth Supplemental Indenture to be entered into
                    between CMS Energy Corporation and NBD Bank, as trustee, in connection with the Extendible Tenor Rate-adjusted
                    Securities.
 *(4)(c)       --   Credit Agreement dated as of July 21, 1997, among CMS Energy
                    Corporation, the Banks, the Administrative Agent, the
                    Collateral Agent, the Documentation Agent, the Syndication
                    Agent, the Co-Agents and the Lead Manager, all as defined
                    therein, and the Exhibits thereto. (Designated in CMS
                    Energy's Form 10-Q for the quarter ended June 30, 1997, File
                    No. 1-9513, as Exhibit (4).)
 (4)(d)        --   Certificate of Trust of CMS Energy X-TRAS(SM) Pass-through
                    Trust I.
 (4)(e)        --   Form of Amended and Restated Pass-through Trust Agreement of
                    CMS Energy X-TRAS(SM) Pass-through Trust I.
 *(4)(f)       --   Restated Articles of Incorporation of CMS Energy.
                    (Designated in CMS Energy's Form S-4 dated June 6, 1995,
                    File No. 33-60007, as Exhibit 3(c).)
 *(4)(g)       --   By-Laws of CMS Energy. (Designated in CMS Energy's From 10-K
                    for the year ended December 31, 1994, File No. 1-9513, as
                    Exhibit 3(c).)
 (4)(h)        --   Form of Pass-Through Certificate (included in (4)(f)).
 (4)(i)        --   Form of Extendible Tenor Rate-Adjusted Security (included in
                    (4)(b)).
 (5)(a)        --   Opinion of Michael D. VanHemert, Assistant General Counsel
                    for CMS Energy.
 (5)(b)        --   Opinion of Richards, Layton & Finger regarding the legality of the Certificates.
   (8)         --   Opinion of Shearman & Sterling regarding tax matters.
(12)           --   Statement re: computation of ratios of earnings to fixed
                    charges.
(15)           --   Letter regarding unaudited interim financial information.
(23)(a)        --   Consent of Michael D. VanHemert, Assistant General Counsel
                    for CMS Energy (included in Exhibit (5)(a) above).
(23)(b)        --   Consent of Richards, Layton & Finger (included in Exhibit
                    (5)(b) above).
(23)(c)        --   Consent of Shearman & Sterling (included in Exhibit (8)
                    above).
(23)(d)        --   Consent of Arthur Anderson LLP.
(24)           --   Powers of Attorney of Directors whose names are signed to
                    this registration statement pursuant to such powers.
*(25)          --   Statement of Eligibility and Qualification of NBD Bank
                    (Trustee under the Supplemental Indenture). (Designated in
                    CMS Energy's Form S-3 dated December 5, 1996, File No.
                    333-17289, as Exhibit (25)(a).)

-------------------------
 * Previously filed

     Exhibits listed above which have been filed with the Securities and Exchange Commission are incorporated herein by reference with the same effect as if filed with this Registration Statement.